Exhibit 4.67

EXECUTION VERSION

MERGER AGREEMENT

dated as of August 24, 2017

among

Rajax Holding

Rajax Merger Sub Limited

Xiaodu Life Technology Ltd

and

Baidu (Hong Kong) Limited

i

ii

Article X

MISCELLANEOUS

iii

MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”), dated August 24, 2017 is by and among:

(1)    Rajax Holding, an exempted company organized under the laws of the Cayman Islands (“Rajax”);

(2)    Rajax Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of Rajax (“Rajax Merger Sub”);

(3)    Xiaodu Life Technology Ltd, an exempted company organized under the laws of the Cayman Islands (“Xiaodu”); and

(4)    Baidu (Hong Kong) Limited, a company organized under the laws of Hong Kong (“Baidu HK”).

Each of Rajax, Rajax Merger Sub, Xiaodu and Baidu HK is referred to herein individually as a “Party” and collectively as the “Parties”. Certain capitalized terms used in this Agreement are used as defined in Schedule 1.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Law (as revised) of the Cayman Islands (the “Cayman Companies Law”), Rajax and Xiaodu will enter into a business combination transaction pursuant to which Rajax Merger Sub will merge with and into Xiaodu (the “Merger”), with Xiaodu being the surviving company following the Merger;

WHEREAS, the respective boards of directors of Rajax and Rajax Merger Sub have (i) determined that it is in the best interests of Rajax and Rajax Merger Sub and their respective shareholders as a whole, and declared it advisable for Rajax and Rajax Merger Sub, respectively, to enter into this Agreement and the Plan of Merger (as defined below); (ii) approved the execution, delivery and performance by Rajax and Rajax Merger Sub, as applicable, of this Agreement and the Merger (and the consummation thereof) and the other transactions contemplated hereby; and (iii) obtained the authorization and approval of this Agreement, the Merger, the Plan of Merger and the issuance of the Rajax G-1 Shares (as defined below), as applicable, by the requisite shareholders’ vote of Rajax and Rajax Merger Sub;

WHEREAS, the board of directors of Xiaodu (the “Xiaodu Board”) has passed a set of resolutions of Xiaodu Board (the “Xiaodu Board Resolutions”), pursuant to which the Xiaodu Board has (i) determined that it is in the best interests of Xiaodu and the Xiaodu Shareholders as a whole, and declared it advisable, to enter into this Agreement and the Plan of Merger, and (ii) approved the terms of, the execution, delivery and performance by Xiaodu of, this Agreement and the Plan of Merger and the Merger (and the consummation thereof) and the other transactions contemplated hereby; and Xiaodu Shareholders have approved and authorized this Agreement, the Merger and the Plan of Merger by the Xiaodu Special Resolution (as defined in Schedule 7) and the Xiaodu Written Consent (as defined in Schedule 7).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Xiaodu, Baidu HK, Rajax and Rajax Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Companies Law, Rajax Merger Sub shall be merged with and into Xiaodu. Following the Merger, Xiaodu shall continue as the surviving company (as defined under and for the purposes of the Cayman Companies Law) (the “Surviving Corporation”) and Rajax Merger Sub shall be struck off the register of companies in the Cayman Islands, such that the separate corporate existence of Rajax Merger Sub shall cease pursuant to the provisions of the Cayman Companies Law.

Section 1.2    Effective Time. Subject to the provisions of this Agreement, Rajax, Rajax Merger Sub and Xiaodu shall execute a plan of merger (the “Plan of Merger”) substantially in the form contained in Exhibit A attached hereto and the Parties shall file the Plan of Merger and all such other documents (including, without limitation, a director’s declaration by a director of each of Rajax Merger Sub and Xiaodu made in accordance with Section 233(9) of the Cayman Companies Law) required to effect the Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Law (the “Cayman Merger Documents”), and make such other filings or records and take such other actions as may be required in accordance with the applicable provisions of the Cayman Companies Law to make the Merger effective hereinafter, on or as soon as practicable after the Closing Date. The Merger shall become effective upon the date specified in the Plan of Merger in accordance with the Cayman Companies Law (the “Effective Time”).

Section 1.3    Closing of the Merger. Unless otherwise mutually agreed in writing among Rajax, Rajax Merger Sub and Xiaodu, the closing of the Merger (the “Closing”) will take place via the remote exchange of electronic documents and signatures on or immediately after the date of this Agreement (the “Closing Date”), which shall be the business day immediately following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing).

Section 1.4    Effects of the Merger. The Merger shall have the effects as set out in this Agreement and as specified in the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

(a)    the Surviving Corporation shall immediately succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of each of Rajax Merger Sub and Xiaodu in accordance with the Cayman Companies Law; and

(b)    the separate corporate existence of Rajax Merger Sub shall cease.

Section 1.5    Memorandum and Articles of Association. At the Effective Time, the memorandum of association and articles of association of Rajax Merger Sub then in effect shall be the memorandum of association (the “Surviving Corporation Memorandum of Association”) and articles of association (the “Surviving Corporation Articles of Association”) respectively of the Surviving Corporation (except that, at the Effective Time, (i) the Surviving Corporation Memorandum of Association shall be amended to refer to the name of the Surviving Corporation as “Xiaodu Life Technology Ltd” and Clause 1 of the Surviving Corporation Memorandum of Association shall be amended to be and read as follows: “The name of the Company is Xiaodu Life Technology Ltd”, and (ii) the Surviving Corporation Articles of Association shall be amended to refer to the name of the Surviving Corporation as “Xiaodu Life Technology Ltd”), in each case, until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6    Directors. The directors of Rajax Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Articles of Association until their respective death, resignation, or removal or until their respective successors are duly elected and qualified.

Section 1.7    Officers. The officers (if any) of Rajax Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Articles of Association until successors are duly elected or appointed and qualified.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or any other shareholders of Xiaodu and Rajax Merger Sub:

(a)    Securities of Rajax Merger Sub. Each ordinary share, par value US$0.00001, of Rajax Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly and validly issued, fully paid and nonassessable ordinary share, par value US$0.00001, of the Surviving Corporation. Such share(s) shall be the only issued and outstanding share(s) of the Surviving Corporation and the register of members of Xiaodu shall be updated promptly at the Effective Time to reflect such conversion.

(b)    Securities of Xiaodu. Each ordinary share, par value US$0.00001, Series Seed preferred share, par value US$0.00001, Series A preferred share, par value US$0.00001, Series B preferred share, par value US$0.00001, of Xiaodu issued and outstanding immediately prior to the Effective Time (individually, a “Xiaodu Share” and collectively, the “Xiaodu Shares”), shall, as of the Effective Time, (i) be cancelled by virtue of the Merger in exchange of the Merger Consideration as provided in Section 2.2 below and without any action on the part of its holder, (ii) no longer be issued or outstanding and shall cease to exist and the register of members of Xiaodu shall be updated promptly at the Effective Time to reflect such cancellation, and (iii) cease to have any rights with respect of such Xiaodu Shares except as otherwise provided for herein or under the Cayman Companies Law.

Section 2.2    Consideration.

(a)    Merger Consideration. Based on the Valuation (as defined below) of Xiaodu, the aggregate consideration for the Merger shall be US$480,000,000 (“Merger Consideration”), as may be adjusted pursuant to Section 2.10 below, payable by Rajax in the following manner at the Closing:

(i)    subject to Section 2.2(b) and Section 2.6 below, US$280,000,000 in the form of U.S. dollar cash without interest (the “Cash Consideration”) shall be apportioned among and payable to the Xiaodu Shareholders as set out in column #5 of Schedule 2 attached hereto; provided that Rajax shall be entitled to hold back and refrain from paying such portion of the Cash Consideration allocated to the Undecided Xiaodu Shareholders; and

(ii)    subject to Section 2.6 below, 360,885,083 validly issued, fully paid, non-assessable Series G-1 Shares, par value US$0.0000125 per share, of Rajax (the “Rajax G-1 Shares”) (such number of shares, the “Share Consideration”), with an issue price representing a US$6.4 billion pre-money valuation of the Rajax, shall be apportioned among and issued to the Xiaodu Shareholders as set out in column #7 of Schedule 2 attached hereto; provided that Rajax shall be entitled to hold back and refrain from issuing such portion of the Share Consideration allocated to the Undecided Xiaodu Shareholders.

(b)    Escrow Arrangement for Tax Filing.

(i)    The Parties agree that an aggregate amount of US$9,413,416 from the Cash Consideration, as apportioned among the applicable Xiaodu Shareholders (the “Tax Paying Xiaodu Shareholder”) as set out in column #6 of Schedule 2 (the “Tax Escrow Amount”) shall be deposited in an escrow account (the “Escrow Account”) at the Closing pursuant to an escrow agreement (the “Escrow Agreement”) to be entered into among JPMorgan Chase Bank, N.A. (the “Escrow Agent”), Rajax and Baidu HK (the “Xiaodu Shareholders Representative”). Xiaodu Shareholders Representative will pay the Escrow Agent the one-time administrative fee of US$5,000 (“Escrow Fees”) on behalf of the Tax Paying Xiaodu Shareholders upon execution of the Escrow Agreement. The Escrow Fees will be allocated among the Tax Paying Xiaodu Shareholders in accordance with their respective pro rata share in the aggregate Merger Consideration of all Tax Paying Xiaodu Shareholders and be reimbursed to Baidu HK out of the balance remaining out of the Tax Escrow Amount, if any. After a Tax Paying Xiaodu Shareholder has filed the Tax Returns in accordance with Section 6.5, the relevant Tax Escrow Amount allocated to such Tax Paying Xiaodu Shareholder shall (i) either be paid to the competent Tax authority directly from the Escrow Account pursuant to written instruction by Rajax to the Escrow Agent (to be made in the sole discretion of Rajax) within five (5) days after Rajax has received such Tax payment notice issued by the competent Tax authority, with any balance remaining out of such relevant portion of the Tax Escrow Amount be concurrently released and distributed to such Tax Paying Xiaodu Shareholder; provided that the Escrow Fees allocated to such Tax Paying Xiaodu Shareholder will be released and distributed to Baidu HK, or (ii) otherwise be released and distributed to such Tax Paying Xiaodu Shareholder within five (5) days after Rajax has received evidence to its reasonable satisfaction that such Tax Paying Xiaodu Shareholder has fully paid the relevant PRC income Tax. In the event that the amount of Taxes applicable to and payable by any Tax Paying Xiaodu Shareholder as finally determined by the competent Tax authority is greater than the Tax Escrow Amount allocated to such Tax Paying Xiaodu Shareholder, such Tax Paying Xiaodu Shareholder shall pay the excess to the competent Tax authority within five (5) days after it has received such tax payment notice issued by the competent Tax authority, and shall indemnify and hold harmless the Rajax Indemnified Parties from and against any and all Indemnifiable Losses, resulting from or as a result of the failure by such Tax Paying Xiaodu Shareholder to pay such excess, in accordance with Section 7.2(c).

(ii)    The Parties further agree that with respect to each Undecided Xiaodu Shareholder, an aggregate amount of 10% of the Merger Consideration allocated to such Undecided Xiaodu Shareholder as set forth in column #4 of Schedule 2 (“Undecided Xiaodu Shareholder Tax Escrow Amount”) shall be deposited in the Escrow Account at the Closing pursuant to the Escrow Agreement if Rajax determines to pay such portion of the Cash Consideration and issue such portion of the Share Consideration to such Undecided Xiaodu Shareholder prior to execution and delivery of the Deed of Undertaking by such Undecided Xiaodu Shareholder. After an Undecided Xiaodu Shareholder has filed the Tax Returns in accordance with Section 6.5, (i) in the event that Rajax has received evidence to its reasonable satisfaction that such Undecided Xiaodu Shareholder is not required by the competent Tax authority to pay any PRC income Tax for the transactions contemplated hereunder pursuant to the Announcement 7, the relevant Undecided Xiaodu Shareholder Tax Escrow Amount allocated to such Undecided Xiaodu Shareholder shall be released and distributed to such Undecided Xiaodu Shareholder within five (5) days after Rajax has received such evidence, and (ii) in the event that such Undecided Xiaodu Shareholder is required by the competent Tax authority to pay the PRC income Tax for the transactions contemplated hereunder pursuant to the Announcement 7, the relevant Undecided Xiaodu Shareholder Tax Escrow Amount shall either be paid to the competent Tax authority directly from the Escrow Account pursuant to written instruction by Rajax to the Escrow Agent (to be made in Rajax sole discretion) within five (5) days after Rajax has received such tax payment notice issued by the competent Tax authority, or otherwise be released to such Undecided Xiaodu Shareholder within five (5) days after Rajax has received evidence to its reasonable satisfaction that such Undecided Xiaodu Shareholder has fully paid the relevant PRC income Tax.

(iii)    The Parties hereby acknowledge that the Merger Consideration allocated to Approved Xiaodu Shareholders other than Tax Paying Xiaodu Shareholders shall not be subject to escrow arrangement.

Section 2.3    Treatment of Xiaodu Options. Each Xiaodu Option that is outstanding immediately prior to the Effective Time, whether unvested or vested, shall, at the Effective Time, no longer be outstanding and shall be cancelled.

Section 2.4    Surrender of Certificates. Promptly after the Effective Time, the Surviving Corporation shall mail to each registered holder of Xiaodu Shares immediately prior to the Effective Time instructions for effecting the surrender of any and all share certificates which have been issued representing Xiaodu Shares (the “Certificates”). Upon the cancellation of any Xiaodu Shares at the Effective Time, the registered holder of such cancelled Xiaodu Shares shall have no further rights in respect of such cancelled Xiaodu Shares except the right to receive its share of the Merger Consideration, and each Certificate in respect of such cancelled Xiaodu Shares shall be deemed to be cancelled at any time after the Effective Time.

Section 2.5    Transfer Books; No Further Ownership Rights. At the date of this Agreement, the register of members of Xiaodu shall be closed until the Effective Time, and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Xiaodu Shares that were issued and outstanding between the date of this Agreement and the Effective Time. From and after the Effective Time, the holders of Xiaodu Shares issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Xiaodu Shares, except as otherwise provided for herein or by applicable Law, and Rajax shall be the sole shareholder of the Surviving Corporation.

Section 2.6    Dissenting Shares. No Person who has validly exercised such Person’s rights to dissent from the Merger pursuant to the Cayman Companies Law shall be entitled to receive the Merger Consideration with respect to Xiaodu Shares owned by such Person immediately prior to the Effective Time (“Dissenters Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s rights to dissent from the Merger under the Cayman Companies Law. If a holder of Dissenters Shares effectively withdraws its demand for, or loses its rights to, dissent from the Merger pursuant to the Cayman Companies Law with respect to any Dissenters Shares, such Xiaodu Shares shall cease to be Dissenters Shares. Each Dissenters Share shall be entitled to receive only the payment resulting from the procedure in Section 238 of the Cayman Companies Law. Xiaodu shall promptly give Rajax (i) copies of notices of objection, notices of dissent, any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by Xiaodu relating to Xiaodu shareholders’ rights to dissent from the Merger and (ii) the opportunity to direct or approve all offers, negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Law. Xiaodu shall not, except with the prior written consent of Rajax, voluntarily make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger, any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.7    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit or declaration of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, an indemnity or the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Surviving Corporation will deliver in exchange for such lost, stolen or destroyed Certificate the applicable portion of Cash Consideration and Share Consideration with respect to Xiaodu Shares formerly represented thereby pursuant to this Agreement.

Section 2.8    Agreement of Fair Value. Rajax, Rajax Merger Sub, Xiaodu, Baidu HK and other Approved Xiaodu Shareholders respectively agree that the Merger Consideration represents the fair value of Xiaodu Shares for the purposes of Section 238(8) of the Cayman Companies Law.

Section 2.9    Valuation Conditions. The equity value of the Xiaodu Group Companies as of the Closing (the “Valuation”) is US$480,000,000; provided that the following pre-conditions (“Valuation Conditions”) shall be true and correct as of the Closing:

(a)    the aggregate amount of interest bearing debt owed by the Xiaodu Group Companies to any person other than a Xiaodu Group Company (the “Debt”) as of the Valuation Adjustment Date shall not be higher than US$4,000,000 (“Maximum Debt”); provided that an entrustment loan borrowed by the applicable Xiaodu Group Company from a third party bank with the principal amount of RMB220,000,000 shall not be included in calculation of the Debt;

(b)    the Xiaodu Group Companies shall, at the Valuation Adjustment Date, keep cash received by the Xiaodu Group Companies on behalf of any merchant or any city or logistics agent, if any, but are not otherwise required to keep any amount of cash at the Closing;

(c)    the daily average of the monthly gross merchandise volume of Xiaodu (the “GMV”) generated in the period from June 1, 2017 to the Valuation Adjustment Date shall be no less than RMB48,570,000 (i.e., the daily average of the monthly GMV generated in April and May 2017); and

(d)    (A) the average of the monthly net loss of Xiaodu (the “Net Loss”) generated in the preceding month of the month in which the Closing Date occurs shall be no greater than 130% times RMB112,500,000 (i.e., the average of the monthly Net Loss generated in April and May 2017); and (B) the ratio of Xiaodu Subsidies to GMV (the “Subsidies/GMV Ratio”) generated during the period from July 1, 2017 to Valuation Adjustment Date shall not exceed 3.25%. “Xiaodu Subsidies” means subsidies provided by Xiaodu to its merchants and consumers.

Section 2.10    Post-Closing Valuation and Consideration Adjustment.

(a)    After the Closing Date, Rajax and Baidu HK shall review each Valuation Condition and determine whether the Valuation needs to be adjusted. For the purpose of such review, within thirty (30) days following the Closing Date, Rajax shall deliver to Baidu HK a calculation of the following items as of the Closing Date, together with such schedules and data as may be appropriate to support such calculation (collectively, the “Preliminary Adjustment Statement”): (i) the Valuation Adjustment Date Debt; (ii) the Valuation Adjustment Date Cash; (iii) the GMV of Xiaodu generated from June 1, 2017 to the Valuation Adjustment Date; and (iv) (A) the Net Loss of Xiaodu generated in the preceding month of the month in which the Closing Date occurs and (B) the Subsidies/GMV Ratio generated from July 1, 2017 to the Valuation Adjustment Date (the foregoing items (i) to (iv) are hereinafter referred to collectively as the “Preliminary Adjustment Items”, and each a “Preliminary Adjustment Item”).

(b)    Baidu HK shall have thirty (30) days following receipt of the Preliminary Adjustment Statement to review the calculation of Preliminary Adjustment Items and to notify Rajax in writing of any dispute regarding the amount of any Preliminary Adjustment Item set forth on the Preliminary Adjustment Statement (the “Adjustment Statement Dispute Notice”) specifying the reasons therefor in reasonable detail. If no Adjustment Statement Dispute Notice is delivered by Baidu HK within such thirty (30)-day review period or if Baidu HK delivers a written acceptance of the Preliminary Adjustment Statement during such thirty (30)-day review period, then such Preliminary Adjustment Statement shall become final and binding as of the end of the thirty (30)-day review period or the date of receipt by Rajax of such written acceptance, as applicable.

(c)    In the event that Baidu HK shall have timely delivered an Adjustment Statement Dispute Notice to Rajax, Rajax and Baidu HK shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to any Preliminary Adjustment Item shall be made as agreed upon in writing by Rajax and Baidu HK. If Rajax and Baidu HK are unable to resolve any such dispute within thirty (30) days of Baidu HK’s delivery of such Adjustment Statement Dispute Notice (or such longer period as Rajax and Baidu HK shall mutually agree in writing), such dispute shall be submitted as promptly as practicable to the Independent Accounting Firm for resolution. The Independent Accounting Firm shall, acting as expert and not as arbitrator, use reasonable best efforts to deliver a revised calculation of the following items which are in dispute between Rajax and Baidu HK, together with such schedules and data as may be appropriate to support such calculation, within thirty (30) days of submission by the parties of the dispute to it and, in any case, as promptly as practicable after such submission (collectively, the “Revised Adjustment Statement”): (i) the Valuation Adjustment Date Debt; (ii) the Valuation Adjustment Date Cash; (iii) the GMV of Xiaodu generated from June 1, 2017 to the Valuation Adjustment Date; and (iv) (A) the Operating Loss of Xiaodu generated in the preceding month of the month in which the Closing Date occurs and (B) the Subsidies/GMV Ratio generated from July 1, 2017 to the Valuation Adjustment Date (the foregoing items (i) to (iv) are hereinafter referred to collectively as the “Revised Adjustment Items”, and each a “Revised Adjustment Item”). The Revised Adjustment Statement and Revised Adjustment Items shall be final and binding on the parties; provided that (A) the Independent Accounting Firm may consider only those items and amounts (and related items and amounts) as to which Rajax and Baidu HK have disagreed within the time periods and on the terms specified above, and (B) the Independent Accounting Firm’s determination of any Revised Adjustment Item may neither be less than the lower, nor more than the higher, of Rajax’s and Baidu HK’s respective calculations of such Preliminary Adjustment Item. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.10(c) shall be borne by Rajax and Baidu HK in proportion to such party’s loss, if any, resulting from the deviation of its calculation of the Preliminary Adjustment Items from the Revised Adjustment Items (e.g., if Rajax is awarded 60% of the difference between its claim and the claim of Baidu HK by the Independent Accounting Firm, it must pay 40% of the Independent Accounting Firm’s expenses, and Baidu HK must pay the remaining 60% of such expenses). Rajax and Baidu HK each shall furnish the Independent Accounting Firm such work papers and other documents and information relating to the disputed issues as the Independent Accounting Firm shall reasonably request.

(d)    After the post-Closing review conducted by Rajax and Baidu HK in accordance with the process set forth in above Section 2.10(a)-(c):

(i)    If the absolute amount of the product (the “Net Debt”) of Valuation Adjustment Date Cash minus Valuation Adjustment Date Debt minus cash received by the Xiaodu Group Companies on behalf of any merchant or any city or logistics agent as of the Valuation Adjustment Date (if any) minus any outstanding promotion and marketing fees (代理商激励基金和市场基金) incurred by, accrued or payable by any Xiaodu Group Company to all agents thereof as of June 30, 2017 which have not been paid by such Xiaodu Group Company as of the Closing Date, is greater than the sum of the Maximum Debt plus Cash Compensation, the adjustment amount shall equal to the amount of Net Debt exceeding the sum of the Maximum Debt plus Cash Compensation;

(ii)    If the daily average of the monthly GMV of Xiaodu generated in the period from June 1, 2017 to the Valuation Adjustment Date is less than RMB48,570,000, the adjustment amount shall equal to ten (10) times the difference of (A) the amount of RMB48,570,000 exceeding (B) such daily average of monthly GMV of Xiaodu generated in the period from June 1, 2017 to the Valuation Adjustment Date;

(iii)    If the Net Loss of Xiaodu generated in the preceding month of the month in which the Closing Date occurs is greater than 130% times RMB112,500,000, the adjustment amount shall equal to four (4) times the difference of (A) the amount of the Net Loss of Xiaodu generated in the preceding month of the month in which the Closing Date occurs exceeding (B) 130% times RMB112,500,000;

(iv)    If the Subsidies/GMV Ratio generated during the period from July 1, 2017 to the Valuation Adjustment Date exceeds 3.25%, the adjustment amount shall equal to four (4) times the difference of (A) the Xiaodu Subsidies incurred during the period from July 1, 2017 through the Valuation Adjustment Date exceeding (B) the product of the aggregate GMV of Xiaodu generated in the period from June 1, 2017 to the Valuation Adjustment Date multiplied by 3.25%;

(v)    If the sum of adjustment amount in Sections 2.10(d)(i) to 2.10(d)(iv) is greater than US$20,000,000 (“Total Adjustment Amount”), the difference between the Total Adjustment Amount and US$20,000,000 (the “Valuation Difference”) shall be borne and payable by the Xiaodu Shareholders to Rajax as follows:

(1)    Rajax shall deliver a written notice to all of the Xiaodu Shareholders (other than the Dissenting Xiaodu Shareholders, if any), setting forth the Valuation Difference and details of a bank account designated by Rajax, within five (5) business days after the earliest of (A) the date on which Baidu HK accepts the Preliminary Adjustment Statement or (B) the date on which Baidu HK’s 30-day review period expires where Baidu HK fails to deliver an Adjustment Statement Dispute Notice, in either case in accordance with Section 2.10(b), or (C) the date on which the Revised Adjustment Statement is delivered to Rajax and Baidu HK by the Independent Accounting Firm in accordance with Section 2.10(c), as the case may be; and within ten (10) business days after receiving such written notice from Rajax, each Xiaodu Shareholder shall pay Rajax an amount equal to its pro rata share of the Valuation Difference (being the product of the Valuation Difference multiplied by a fraction, the numerator of which is the aggregate amount of the Merger Consideration allocated to such Xiaodu Shareholder as set forth in column #4 of Schedule 2 and the denominator of which is the aggregate amount of the Merger Consideration) (the “Pro Rata Valuation Difference”); provided that each Xiaodu Shareholder who received the Share Consideration shall satisfy such payment obligation of Pro Rata Valuation Difference by first surrendering to Rajax, for no consideration or at the lowest redemption price allowed under Cayman Law, such number of Rajax G-1 Shares equal to the quotient of (A) the Pro Rata Valuation Difference allocated to such Xiaodu Shareholder plus the consideration, if any, payable by Rajax for redeeming such Rajax G-1 Shares, divided by (B) US$0.5541930353 (being the per share price of Rajax G-1 Shares). If a Xiaodu Shareholder does not have sufficient Rajax G-1 Shares to satisfy its obligation under this paragraph, such Xiaodu Shareholder shall still pay or cause to be paid its remaining Pro Rata Valuation Difference to the bank account designated by Rajax in the above-mentioned written notice within the above-mentioned ten (10) business day period. Notwithstanding anything to the contrary, with respect to any Pro Rata Valuation Difference allocated to any Undecided Xiaodu Shareholder, the Approved Xiaodu Shareholders shall pay Rajax such amount in US dollar cash within the above-mentioned ten (10) business day period in accordance with their respective pro rata share in the aggregate Merger Consideration of all Approved Xiaodu Shareholders.

(vi)    For the purposes of this Section 2.10, any conversion between USD and RMB amounts shall be based on the middle exchange rate of RMB against USD published by the Peoples’ Bank of China on the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF XIAODU

Xiaodu warrants to Rajax and Rajax Merger Sub that each warranty set out in Schedule 3 is true, accurate and not misleading as at the date of this Agreement and as at Closing as if repeated immediately before Closing (with references to the date of this Agreement being substituted by references to the Closing Date) by reference to the facts and circumstances then existing.

ARTICLE IIIA

REPRESENTATIONS AND WARRANTIES OF BAIDU HK

Baidu HK warrants to Rajax and Rajax Merger Sub that (i) each warranty set out in Schedule 3A, and (ii) to the Knowledge of Baidu HK, each warranty set out in Sections 1 to 4, 7, and 9 of Schedule 3, is true, accurate and not misleading as at the date of this Agreement and as at Closing as if repeated immediately before Closing (with references to the date of this Agreement being substituted by references to the Closing Date) by reference to the facts and circumstances then existing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RAJAX

Rajax warrants to Xiaodu and Baidu HK that each warranty set out in Schedule 4 is true, accurate and not misleading as at the date of this Agreement and as at Closing as if repeated immediately before Closing (with references to the date of this Agreement being substituted by references to the Closing Date) by reference to the facts and circumstances then existing.

ARTICLE V

COVENANTS RELATED TO CONDUCT OF BUSINESS

Section 5.1    Conduct of Business of Xiaodu. Except as required by applicable Law or as expressly contemplated by this Agreement, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, Xiaodu will, and will cause each of its Subsidiaries to: (a) conduct its operations in the ordinary and usual course of business consistent with past practice, (b) keep available the service of its current officers and employees and preserve its relationships with customers, advertisers, licensors, suppliers and others having business dealings with it, (c) pay or perform its debts, Taxes, and other obligations when due, (d) maintain its assets in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, (e) otherwise periodically report to Rajax concerning the status of its business, operations and finance, and (f) take all actions reasonably necessary, to consummate the transactions contemplated by this Agreement promptly, including the taking of all reasonable acts necessary to cause all of the conditions precedent setting forth in Section 8.1 and Section 8.2 to be satisfied. Without limiting the generality of the foregoing, and except as required by applicable Law, as otherwise contemplated in this Agreement or the Xiaodu Disclosure Schedule, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, Xiaodu will not, and will not permit its Subsidiaries or direct equity holders of any of its Xiaodu VIEs to, without the prior written consent of Rajax:

(a)    amend its memorandum and/or articles of association (or other similar governing instrument), other than to adopt the Surviving Corporation Memorandum of Articles and the Surviving Corporation Articles of Association with effect at the Effective Time;

(b)    authorize for issuance, issue, sell, pledge, dispose of, transfer, deliver or agree or commit to issue, sell, pledge, dispose of, transfer or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any share capital or any other securities convertible into or exchangeable for any share capital or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance of Xiaodu Shares as required to be issued upon exercise or settlement of Xiaodu Options;

(c)    (i) split, combine, subdivide or reclassify any of its share capital; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its share capital; (iii) enter into any agreement with respect to the voting of its share capital; (iv) make any other actual, constructive or deemed distribution in respect of any of its share capital or otherwise make any payments to shareholders in their capacity as such; or (v) redeem, repurchase or otherwise acquire any of its share capital or any share capital of any of its Subsidiaries, except (A) the withholding of Xiaodu’s securities to satisfy Tax obligations with respect to Xiaodu Options or (B) the acquisition by Xiaodu of its securities in connection with the forfeiture of Xiaodu Options or (C) the acquisition by Xiaodu of its securities in connection with the net exercise of Xiaodu Options in accordance with the terms thereof;

(d)    place Xiaodu or any of its Subsidiaries into liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization redomiciliation or other reorganization (other than the Merger);

(e)    alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of Xiaodu’s Subsidiaries;

(f)    except pursuant to a Contract existing on the date of this Agreement (i) incur, modify, renew or assume any long term or short term debt or issue any debt securities in an amount exceeding RMB1,000,000 in the aggregate, except for (y) borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice and (z) interest-bearing debts subject to post-Closing adjustment pursuant to Section 2.10, (ii) prepay any debt, borrowings or obligations in excess of RMB1,000,000 in the aggregate prior to their stated maturity, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and in amounts not material to Xiaodu and its Subsidiaries, taken as a whole, except for guarantees of obligations of wholly owned Subsidiaries of Xiaodu; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of Xiaodu, Xiaodu VIEs in accordance with the Xiaodu Control Documents and for advances for travel and other expenses to officers, directors and employees made in the ordinary course of business consistent with past practice); (v) charge, pledge, mortgage or otherwise encumber shares of capital stock of Xiaodu or its Subsidiaries; or (vi) charge, mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon other than Permitted Liens;

(g)    except in the ordinary course of business or as may be required by Law (i) enter into, adopt, amend, extend or terminate any bonus, profit sharing, compensation, severance, termination, equity, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, labor, collective bargaining, employment, severance or other benefit or compensation agreement, trust, plan, fund, award or arrangement for the benefit or welfare of any director, officer or employee in any manner (other than the entry into or amendment of employment or labor contracts with newly hired or promoted employees or the termination of employment agreements or labor contracts with terminated employees in the ordinary course of business consistent with past practice); (ii) (except as required under any agreement, plan or arrangement in effect on the date hereof or by applicable Law, or routine increases in salaries in the ordinary course of business consistent with past practice) increase in any manner the compensation or benefits payable or to become payable to any director, officer or employee (including, without limitation, the granting of stock options or other equity awards); (iii) grant or increase any severance, termination or similar compensation or benefits payable to any director, officer or employee (except with respect to new hires and to employees in connection with promotions in the ordinary course of business consistent with past practice, or as required under any agreement, plan or arrangement in effect on the date hereof or by applicable Law); or (iv) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits payable or to become payable to any director, officer or employee under any benefit or compensation plan, agreement or arrangement;

(h)     (i) dispose of, license, transfer or grant to any Person any rights to Xiaodu’s Intellectual Property other than consistent with past licensing practice in the ordinary course of business; (ii) abandon, permit to lapse or otherwise dispose of any Xiaodu’s Intellectual Property; (iii) make any material change in the ownership or right to register any Xiaodu’s Intellectual Property; or (iv) enter into any Contract with respect to or otherwise binding upon any Xiaodu’s Intellectual Property other than, in the case of clauses (i) to (iv), in the ordinary course of business consistent with past licensing practice;

(i)    acquire, sell, lease, transfer or otherwise dispose of any assets material to Xiaodu Group Companies, take as a whole, except in the ordinary course of business consistent with past practice;

(j)    except as may be required as a result of a change in Law or in Accounting Standards, change any of the accounting principles used by it;

(k)    revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice or as required by Accounting Standards;

(l)     (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein, if such acquisition would be material to Xiaodu Group Companies, taken as a whole or (ii) authorize any new capital expenditures, other than capital expenditures contemplated by Xiaodu’s current plan approved by the Xiaodu Board prior to the date hereof that was made available to Rajax or that, in the aggregate, would not exceed RMB1,000,000 during any fiscal quarter;

(m)    make or revoke any material Tax election, or settle or compromise any material Tax liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes in a material manner;

(n)    pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

(o)    waive the benefits of, reduce the restriction periods or agree to modify in a manner adverse to Xiaodu or any of its Subsidiaries any non-competition, confidentiality, standstill or similar agreement to which Xiaodu or any of its Subsidiaries is a party;

(p)    settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby (other than responding to takedown notices or other notices or accusations of potential infringement in a manner consistent with past practice in the ordinary course of business);

(q)     (i) cancel, materially modify, terminate or grant a waiver of any rights under any Xiaodu Material Contract in a manner adverse to Xiaodu or any of its Subsidiaries, (ii) enter into a new Contract that (A) contains, unless required by applicable Law, a change of control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated by this Agreement or (iii) waive, release, cancel, convey or otherwise assign any material rights or claims under any such Xiaodu Material Contract or new Contract in a manner adverse to Xiaodu or any of its Subsidiaries;

(r)    enter into any new lines of business;

(s)    grant any Lien (other than Permitted Liens) on any assets material to Xiaodu Group Companies, take as a whole (other than non-exclusive licenses granted in the ordinary course of business); or

(t)    take, propose to take, or agree in writing or otherwise to take, any of the actions described in Section 5.1(a) through Section 5.1(s).

Section 5.2    Conduct of Business of Rajax and Rajax Merger Sub. Except as required by applicable Law or as expressly contemplated by this Agreement, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, Rajax will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and keep available the service of its current officers and employees and preserve its relationships with customers, advertisers, licensors, suppliers and others having business dealings with it. Rajax agrees that, until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, except as required by applicable Law, as contemplated under this Agreement, the Alibaba SPA, or the transaction documents in relation to issuance of Rajax G-1 Shares or consented to by Xiaodu and Baidu HK (which consent shall not be unreasonably withheld, delayed or conditioned), it shall not, and it shall not permit any of its Subsidiaries to:

(a)    authorize for issuance, issue, sell, pledge, dispose of, transfer, deliver or agree or commit to issue, sell, pledge, dispose of, transfer or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any share capital or any other securities convertible into or exchangeable for any share capital or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the allotment and issuance of Rajax G-1 Shares as Merger Consideration and the allotment and issuance of shares pursuant to any Rajax equity incentive plans;

(b)    (i) split, combine, subdivide or reclassify any of its share capital; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its share capital; (iii) enter into any agreement with respect to the voting of its share capital; (iv) make any other actual, constructive or deemed distribution in respect of any of its share capital or otherwise make any payments to shareholders in their capacity as such; or (v) redeem, repurchase or otherwise acquire any of its share capital or any share capital of any of its Subsidiaries, except (A) the withholding of Rajax’s securities to satisfy Tax obligations with respect to Rajax Options or (B) the acquisition by Rajax of its securities in connection with the forfeiture of Rajax Options or (C) the acquisition by Rajax of its securities in connection with the net exercise of Rajax Options in accordance with the terms thereof;

(c)    place Rajax or any of its Subsidiaries into liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization redomiciliation or other reorganization;

(d)    alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of Rajax’s Subsidiaries;

(e)    take, propose to take, or agree in writing or otherwise to take, any of the actions described in Section 5.2(a) through Section 5.2(d).

Section 5.3    Access to Information. Subject to applicable Law, between the date hereof and the Effective Time, Xiaodu will give Rajax and Rajax Merger Sub and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, officers, agents, Contracts and properties and to all books and records of Xiaodu and its Subsidiaries, will permit Rajax and Rajax Merger Sub to make such inspections as Rajax and Rajax Merger Sub may reasonably require and will cause Xiaodu’s officers and those of its Subsidiaries to furnish Rajax and Rajax Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of Xiaodu and its Subsidiaries as Rajax or Rajax Merger Sub may from time to time reasonably request; provided that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any of the representations or warranties made by Xiaodu. For the avoidance of doubt, none of Xiaodu or any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) waive the attorney-client privilege of Xiaodu or any of its Subsidiaries (provided that Xiaodu shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege), (ii) contravene any applicable Law or requirements of Governmental Entities (provided that Xiaodu shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such law or requirement) or (iii) breach the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided that Xiaodu shall use its reasonable best efforts to obtain the required Consent of such third party to such access or disclosure). If any information is withheld by Xiaodu or any of its Subsidiaries pursuant to the proviso to the preceding sentence, Xiaodu shall inform Rajax as to the general nature of what, and pursuant to which clause of the proviso in the preceding sentence such information, is being withheld.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1    Rajax G-1 Shares Lock-up Period. The Parties agree that the Xiaodu Shareholders who receive Share Consideration shall be subject to the lock-up restrictions as set out in Section 4.4 of the Rajax ROFR Agreement.

Section 6.2    Non-Solicit.

(a)    Baidu HK shall not, and shall cause its controlled Affiliates not to, solicit any Xiaodu Employee of any Xiaodu Group Company to leave such Xiaodu Group Company, hire any individual who is an employee of any Xiaodu Group Company during the six (6)-month period immediately following the Closing, or employ or assist any other Person in employing such Xiaodu Employee; provided that the restrictions in this Section 6.2(a) shall not restrict Baidu HK or any of its controlled Affiliates from advertising for employment in a newspaper, trade publications or other media not targeted specifically at the Xiaodu Employees or hiring any employee who responds to such an advertisement or apply for employment with Baidu HK or any of its controlled Affiliates to the extent neither Baidu HK nor any of its controlled Affiliates solicited such employees in violation of this Section 6.2(a).

(b)    Baidu HK shall not, and shall cause its Affiliates not to, solicit any agent (including city and logistics agent) of any Xiaodu Group Company to terminate business dealings with such Xiaodu Group Company.

Section 6.3    Fees and Expenses. Whether or not the Merger is consummated, all Expenses (as hereinafter defined) incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the Party incurring such Expenses. As used in this Agreement, “Expenses” includes all reasonable and documented out-of-pocket expenses (including, without limitation, all filing costs and reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

Section 6.4    Confidentiality. The terms and conditions of the Transaction Agreements (collectively, the “Merger Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any of the Parties to any other Person except that (i) each Party, as appropriate, may disclose any of the Merger Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such Persons are under equally stringent nondisclosure obligations; and (ii) if any Party is requested or becomes legally compelled (including without limitation, pursuant to securities Laws) to disclose the existence or content of any of the Merger Terms in contravention of the provisions of this Section 6.4, such Party shall, to the extent legally permissible and reasonably practicable, promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

Section 6.5    Tax.

(a)    All transfer, documentary, sales, use, stamp, value added, income, capital gain or similar taxes and duties (including interest and penalties) incurred in connection with cancellation of Xiaodu’s shares by a Person that is shareholder of the Xiaodu immediately prior to the Merger, including, in exchange for the applicable Merger Consideration, as contemplated in the Merger, if any, shall be paid by such shareholder when due.

(b)    In particular, each Xiaodu Shareholder shall, within the required time limits in accordance with applicable PRC Laws or such time limits that the competent tax authority having jurisdiction over such Xiaodu Shareholder expressly requires, make Tax Returns with the competent tax authority having jurisdiction over such Xiaodu Shareholder for the transactions contemplated hereunder in accordance with Article 9 of Announcement 7. Rajax shall, at its own expense, be entitled to appoint a tax advisor to participate in each Xiaodu Shareholder’s meeting with competent tax authority and witness each Xiaodu Shareholder to submit Tax Returns. Each Approved Xiaodu Shareholder shall notify Rajax of their meeting with competent tax authority with at least five (5) business days’ prior notice.

Section 6.6    Specific Pre-Closing Covenants.

(a)    Prior to Closing, Xiaodu and Baidu HK shall cause each of Baidu Wangxun and Baidu Zaixian to enter into an IP license agreement with Xiaodu Shenghuo in a form agreed among Baidu HK, Xiaodu and Rajax.

(b)    Prior to Closing, upon the request by Rajax, Xiaodu and Baidu HK shall procure that all nominee shareholders of each of Beijing Xinchi and Xiaodu Shenghuo shall have respectively entered into share transfer agreement with the Persons designated by Rajax in a form agreed among Baidu HK, Xiaodu and Rajax.

(c)    Prior to Closing, upon the request by Rajax, Xiaodu and Baidu HK shall procure that the relevant Xiaodu Control Documents entered into by nominee shareholders of each of Beijing Xinchi and Xiaodu Shenghuo be terminated, and procure Zhenbing Gong (巩振兵) in his capacity as the legal representative of Xiaodu WFOE enter into a new set of control documents with respect to each of Beijing Xinchi and Xiaodu Shenghuo.

(d)    Prior to Closing, Xiaodu shall procure that all of the outstanding promotion and marketing fees（代理商激励基金和市场基金）incurred by, accrued or payable by any Xiaodu Group Company to all agents thereof as of June 30, 2017 (i.e. RMB 86,539,237) be paid in full.

Section 6.7    Other Covenants. Baidu HK shall, if not yet completed upon Closing, procure its nominee shareholders of each Xiaodu VIE to cooperate with Rajax and any Xiaodu VIE to take all necessary actions, sign all necessary forms and documents, and make all necessary Tax filings (if applicable) to complete (i) the transfer by each such nominee shareholder of its equity interests in the applicable Xiaodu VIE to Persons designated by Rajax, (ii) the termination of the Xiaodu Control Documents to which such nominee shareholder is a party, and (iii) the termination of the share pledge registration with relevant authorities under the Xiaodu Control Documents, each within three (3) months after the Closing; provided that within five (5) business days after the Closing, Xiaodu and Baidu HK shall procure that (i) the relevant Xiaodu Control Documents entered into by nominee shareholders of Beijing Xunda be terminated, (ii) Zhenbing Gong (巩振兵) in his capacity as the legal representative of Xiaodu WFOE enter into a new set of control documents with respect to Beijing Xunda and (iii) the nominee shareholders of Beijing Xunda shall have entered into a share transfer agreement with the Persons designated by Rajax in a form agreed among Baidu HK, Xiaodu and Rajax. Baidu HK shall also procure its designated legal representative, directors and supervisors (if any) of any applicable Xiaodu VIE to cooperate with execution of all necessary application documents to the effect that such designees cease to act as the above position in each Xiaodu VIE.

Section 6.8    Handover Checklist. Within five (5) business days after the Closing Date, Baidu HK shall deliver or cause to be delivered to the Person(s) designated by Rajax any and all original corporate certificates, permits and licenses, seals and chops, bank accounts and U盾 for each Xiaodu Group Company together with a checklist on which all these delivered items are listed.

Section 6.9    Further Assurance. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, the transactions contemplated by this Agreement and the Transaction Agreements, provided that except as expressly provided herein, no Party shall be obligated to grant any waiver of any condition or other waiver hereunder.

ARTICLE VII

INDEMNIFICATION

Section 7.1    Survival. The representation and warranties of each Party contained in Schedule 3, Schedule 3A and Schedule 4 of this Agreement shall survive the Closing for a period of twelve (12) months after the Effective Time; provided that (a) any of representations and warranties of any Party contained in Section 7 (Tax Matters) of Schedule 3 or Section 9 (Tax Matters) of Schedule 4 shall survive the Closing until the earlier of the tenth (10th) anniversary of the Closing and the expiration of the applicable statute of limitations under applicable Laws, and (b) any Fundamental Representation shall survive the Closing until the expiration of the applicable statute of limitations under applicable Laws. The covenants and agreements of each Party set forth in this Agreement shall survive the Effective Time until fully discharged in accordance with their terms, except for those covenants and agreements which shall be complied with or discharged prior to the Effective Time in accordance with the terms of this Agreement.

Section 7.2    Indemnification by Approved Xiaodu Shareholders.

(a)    General Indemnity.

(i)    Subject to the other provisions of this Article VII, effective as of the Closing, each Approved Xiaodu Shareholder shall indemnify and hold harmless Rajax, its Affiliates (which shall, after the Effective Time, include the Xiaodu Group Companies), the directors, employees, agents and representatives of Rajax or any of Affiliates, and the successors and assigns or Rajax and its Affiliates (each, a ”Rajax Indemnified Party”) from and against any losses, Liabilities, damages, Liens, penalties, costs and expenses, including but without limitation reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing (collectively, “Indemnifiable Losses”) actually incurred or suffered by such Rajax Indemnified Party as a result of, arising out of or in connection with (A) any breach of, or inaccuracy in, any representation or warranty made by Xiaodu in this Agreement and (B) any breach or violation of, or failure to perform, any covenants or agreements made, and to be performed by Xiaodu or such Xiaodu Shareholder, as applicable, in this Agreement; provided that each Approved Xiaodu Shareholder’s indemnification obligations under this Section 7.2(a) shall be several, but not joint, and shall be allocated in accordance with such Approved Xiaodu Shareholder’s pro rata share in the aggregate Merger Consideration of all Approved Xiaodu Shareholders.

(ii)    Subject to the other provisions of this Article VII and in addition to the obligations set forth in Section 7.2(a), effective as of the Closing, Baidu HK shall indemnify and hold harmless the Rajax Indemnified Parties against any Indemnifiable Losses actually incurred or suffered by such Rajax Indemnified Party as a result of, arising out of or in connection with (A) any breach of, or inaccuracy in, any representation or warranty made by Baidu HK in this Agreement and (B) any breach or violation of, or failure to perform, any covenants or agreements made by, or to be performed by Baidu HK in this Agreement.

(b)    Specific Indemnity. Notwithstanding anything contained in the Xiaodu Disclosure Schedule and Baidu HK Disclosure Schedule, (i) for a period of two (2) years after the Effective Time with respect to Section 7.2(b)(i) below, and (ii) for a period until expiration of the applicable statute of limitations under applicable Law with respect to Sections 7.2(b)(ii), 7.2(b)(iii) and 7.2(b)(iv)Section 7.2(b)(iv), each Approved Xiaodu Shareholder shall indemnify and hold harmless the Rajax Indemnified Parties from and against any and all Indemnifiable Losses, resulting from or as a result of:

(i)    failure by any Xiaodu Group Company to pay all social insurances and housing funds for any Xiaodu Employee, and any direct monetary penalties and fines (including interests or other amounts in connection therewith) assessed on any Xiaodu Group Company by a Governmental Entity due to, arising out of or as a result of such failure to pay all social insurances and housing funds for any Xiaodu Employee;

(ii)    any and all claims and Actions in any jurisdiction or location of whatsoever nature against Xiaodu, any Xiaodu Group Company or any Rajax Group Company by any Dissenting Xiaodu Shareholder or any Undecided Xiaodu Shareholder, including but not limited to any additional consideration required to be paid to any such Dissenting Xiaodu Shareholder or Undecided Xiaodu Shareholder exceeding such amount as apportioned to such Dissenting Xiaodu Shareholder or Undecided Xiaodu Shareholder in column # 4 of Schedule 2;

(iii)    the failure by any Undecided Xiaodu Shareholder to perform and discharge its obligations in accordance with Announcement 7 and other applicable PRC Laws; provided that any such Indemnifiable Losses shall first be applied towards the Undecided Xiaodu Shareholder Escrow Amount and the Approved Xiaodu Shareholders shall only be responsible for the Indemnifiable Losses in excess of the Undecided Xiaodu Shareholder Escrow Amount;

(iv)    any and all Taxes (or the non-payment thereof) of any Xiaodu Group Company for all taxable periods ending on or before the Closing and the portion through the end of the Closing for any taxable period that includes (but does not end on) the Closing, including but not limited to any and all Taxes that any Xiaodu Group Company has not contributed or paid for any Xiaodu Employee.

Each Approved Xiaodu Shareholder’s indemnification obligations under this Section 7.2(b) shall be several, but not joint, and shall be allocated in accordance with such Approved Xiaodu Shareholder’s pro rata share in the aggregate Merger Consideration of all Approved Xiaodu Shareholders as set forth in column # 4 of Schedule 2.

(c)    Redemption of Rajax G-1 Shares. Each Approved Xiaodu Shareholder who received the Share Consideration shall satisfy its indemnification obligations under this Section 7.2 by first surrendering to Rajax for redemption, for no consideration or at the lowest redemption price allowed under Cayman Law, such number of Rajax G-1 Shares equal to the quotient of (A) the Indemnifiable Losses allocated to such Approved Xiaodu Shareholder plus the consideration, if any, payable by Rajax for redeeming such Rajax G-1 Shares, divided by (B) US$0.5541930353 (being the per share price of Rajax G-1 Shares). If an Approved Xiaodu Shareholder does not have sufficient Rajax G-1 Shares to satisfy its indemnification obligations under this Section 7.2, such Approved Xiaodu Shareholder shall still pay or cause to be paid any remaining amount to Rajax in US dollar cash within ten (10) business days after a bank account has been designated by Rajax in writing.

Section 7.3    Specific Indemnity by Baidu HK. Baidu HK shall be responsible for any and all commitments and contingent Liabilities of any of the Xiaodu Group Companies to their agents (including city and logistics agents) which were made, agreed or committed before the Closing that are either evidenced by written Contracts or confirmed by courts or arbitration tribunals, including if such commitments and Liabilities are to be performed or payable after the Closing (the “Pre-Closing Agent Liabilities”). Baidu HK shall indemnify Rajax, on a dollar-for-dollar basis, against all payments made by the Xiaodu Group Companies to their agents in satisfying the Pre-Closing Agent Liabilities.

Section 7.4    Indemnification by Rajax. Subject to the other provisions of this Article VII, effective as of the Closing, Rajax shall indemnify and hold harmless each Approved Xiaodu Shareholder and each of its Affiliates, directors, employees, agents, representatives and successors and assignees (each, a ”Xiaodu Indemnified Party”) from and against any Indemnifiable Losses actually incurred or suffered by such Xiaodu Indemnified Party as a result of, arising out of or in connection with (i) any breach of, or inaccuracy in, any representation or warranty made by Rajax in this Agreement; or (ii) any breach or violation of, or failure to perform, any covenants or agreements made by, or to be performed by, Rajax in this Agreement. For the avoidance of doubt, upon and after the Closing, the Xiaodu Indemnified Parties shall exclude the Xiaodu Group Companies and their respective directors, employees, agents, representatives and successors and assignees.

Section 7.5    Reliance. Without limitation of Section 7.9, each Party hereto acknowledges and agrees that (i) Rajax and Rajax Merger Sub have entered into this Agreement in reliance on the representations and warranties, and covenants and agreements, made by Baidu HK and Xiaodu in this Agreement and (ii) Baidu HK and Xiaodu have entered into this Agreement in reliance on the representations and warranties, and covenants and agreements, made by Rajax and Rajax Merger Sub in this Agreement.

Section 7.6    Investigation. Except as otherwise provided in this Agreement, the right to indemnification will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by a Party hereto or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification hereunder based on any such representation, warranty, covenant or agreement. No Rajax Indemnified Party or Xiaodu Indemnified Party, as applicable, shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Rajax Indemnified Party or Xiaodu Indemnified Party to be entitled to indemnification hereunder. Notwithstanding anything to the contrary in this Agreement, no Rajax Indemnified Party or Xiaodu Indemnified Party shall be entitled to make any claim under this Article VII (other than pursuant to Section 7.2(b) (Specific Indemnity) and Section 7.3 (Specific Indemnity by Baidu HK)) with respect to any Indemnifiable Losses arising out of matters or information included in the Rajax Disclosure Schedule (in the case of Xiaodu Indemnified Party) or the Xiaodu Disclosure Schedule (in the case of Rajax Indemnified Party).

Section 7.7    Procedures.

(a)    Any party seeking indemnification under this Article VII (an “Indemnified Person”) shall notify the party from whom indemnification is being sought (an “Indemnifying Person”); provided that if indemnification is being sought by Rajax pursuant to Section 7.2(a), references in this Section 7.7 to any Indemnifying Person shall refer to the Xiaodu Shareholders Representative, acting on behalf of such Indemnifying Persons, and if indemnification is being sought against Rajax pursuant to Section 7.4, references in this Section 7.7 to any Indemnified Person shall refer to the Xiaodu Shareholders Representative, acting on behalf of such Indemnified Persons, save that any Notice to be given to the Xiaodu Shareholders in respect of any indemnification sought pursuant to Section 7.2(a) shall be given to all Xiaodu Shareholders in writing of any facts or circumstances (including any action against such Indemnified Person) in respect of which any Indemnifying Person is or may be obligated to provide indemnification hereunder promptly after the receipt of notice or Knowledge thereof. Such notice (the “Notice”) shall set forth in reasonable detail the facts and circumstances giving rise to such claim, the basis for indemnification and the good faith estimated amount of Indemnifiable Losses for which indemnification is sought (taking into account the information then available to the Indemnified Person). The failure of any Indemnified Person to notify any Indemnifying Person shall not relieve any Indemnifying Person from any Liability which it may have to such Indemnified Person under this Article VII, unless and to the extent the failure to so notify materially prejudices the Indemnifying Person. If the Indemnifying Person has timely disputed its indemnity obligation for any Indemnifiable Losses with respect to such claim, the Parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within thirty (30) days after delivery of the notice by the Indemnifying Person, such dispute shall be resolved by arbitration pursuant to Section 10.3.

(b)    In the case of any claim for indemnification under this Article VII that involves a third party (a “Third Party Claim”), the Indemnifying Person will have the right to participate in, and, to the extent the Indemnifying Person so desires, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Person. However, the Indemnified Person will have the right to retain separate counsel and to participate in the defense thereof at its sole cost and expense, except that the reasonable documented fees and expenses of such counsel shall be paid by the Indemnifying Person if representation of such Indemnified Person by the counsel retained by the Indemnifying Person would be, based on the opinion of counsel, inappropriate due to an actual conflict of interest between such Indemnified Person and any other party represented by such counsel in such Action. To the extent the Indemnified Person is entitled to indemnification hereunder in such matter and subject to the other limitations in this Article VII, the Indemnifying Person will be responsible for the expenses of such defense even if the Indemnifying Person does not elect to assume such defense. The Indemnifying Person shall not, except with the consent of the Indemnified Person (not to be unreasonably withheld, delayed or conditioned), consent to the entry of any judgment or enter into any settlement which does not include as a term thereof the unconditional release of the Indemnified Person of all Liability in respect of such Third Party Claim or litigation. The Indemnified Person shall not settle or compromise, or offer to settle or compromise any such Third Party Claim without the prior written consent of the Indemnifying Person (not to be unreasonably withheld, delayed or conditioned). Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 7.8    Certain Limitations.

(a)    Subject to Section 7.8(e):

(i)    with respect to an Approved Xiaodu Shareholder, the maximum aggregate liability of such Approved Xiaodu Shareholder towards Rajax Indemnified Party under this Agreement in respect of any and all Indemnifiable Losses under Sections 7.2 and 7.3 shall not exceed the amount of Merger Consideration allocated to it as set out in column #4 of Schedule 2, as adjusted pursuant to Section 2.10, if applicable; with respect to Rajax, the maximum aggregate liability of Rajax towards any Approved Xiaodu Shareholder (and its Affiliates, directors, employees, agents, representatives and successors and assignees) under this Agreement in respect of any and all Indemnifiable Losses shall not exceed the amount equal to the product of (y) the number of Rajax G-1 Shares received by such Approved Xiaodu Shareholders as Merger Consideration multiplied by (z) US$0.5541930353; and

(ii)    (y) with respect to Indemnifiable Losses arising under Section 7.2(b)(i), no Indemnifying Person shall be liable for any Indemnifiable Losses otherwise indemnifiable by such Indemnifying Person under this Agreement unless the aggregate amount of all such Indemnifiable Losses exceeds RMB3,000,000, in which case the Indemnifying Person shall be liable for all such Indemnifiable Losses from the first dollar, and (z) with respect to any other Indemnifiable Losses (other than those arising from any breach of any Fundamental Representation, any covenant, Section 7.2(b)(i), Section 7.2(b)(ii), Section 7.2(b)(iii) or Section 7.3), no Indemnifying Person shall be liable for any Indemnifiable Losses otherwise indemnifiable by such Indemnifying Person under this Agreement unless the aggregate amount of all such Indemnifiable Losses indemnifiable by all Indemnifying Persons exceeds US$2,000,000, in each case, the Indemnifying Person shall be liable for all such Indemnifiable Losses from the first dollar.

(b)    Notwithstanding anything in this Agreement to the contrary, (i) any Indemnifiable Losses under this Article VII shall be calculated without giving effect to any qualification contained in any representation and warranty as to materiality, including material adverse effect; provided that such qualifications as to materiality, including material adverse effect, shall be given effect in determining whether there has been a breach or inaccuracy in any representation or warranty or covenant and (ii) no Indemnifying Person shall have any Liability under this Agreement for Indemnifiable Losses consisting of punitive, consequential, incidental or indirect damages.

(c)    The amount of Indemnifiable Losses recoverable against an Indemnifying Person shall be determined net of any amounts actually received by any Indemnified Person under any insurance policy, indemnity, reimbursement arrangement or other Contract or arrangement or from the Persons alleged to be responsible for such Indemnifiable Loss (and the Indemnified Person shall use all reasonable efforts to recover such amounts and shall, if such amounts are recovered after an Indemnifying Person has made an indemnity payment, promptly reimburse the Indemnifying Person for such payment made). If the Indemnified Person receives any amount from the Indemnifying Person but could have recovered all or a part of any Indemnifiable Losses from a third party, the Indemnified Person shall assign such of its rights to proceed against such third party as are necessary to permit the Indemnifying Person to recover from such third party.

(d)    No Indemnifying Person shall be liable under Article VII for any Indemnifiable Losses relating to any matter to the extent that any Indemnified Person has otherwise been compensated for such matter pursuant to the post-Closing valuation adjustment under Section 2.10.

(e)    Notwithstanding anything in this Agreement to the contrary, the limitations on indemnification and Liability set forth in this Section 7.8 shall not apply to a claim for Indemnifiable Losses arising out of fraud (involving deliberate deception) or willful misconduct by any Party.

Section 7.9    Exclusive Remedy. After the Effective Time, except as otherwise specifically provided in Section 2.10 and Section 10.7, and provided that none of the provisions of this Article VII shall limit any rights or remedies under any of the other Transaction Agreements, this Article VII will provide the exclusive remedy for any breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby, under any legal or equitable principle. Except as provided in this Article VII or as specifically provided in Section 2.10 and Section 10.7, no claim shall be brought by any Party against any other Party or any of its Affiliates, and no recourse shall be granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties, covenants, agreement or other provisions set forth or contained in this Agreement.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1    Conditions to Each Party’s Obligations to Effect the Merger. The obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a)    The Required Xiaodu Approvals and the Required Rajax Approvals shall remain effective.

(b)    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

Section 8.2    Conditions to the Obligations of Rajax and Rajax Merger Sub. The obligation of Rajax and Rajax Merger Sub to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Rajax and Rajax Merger Sub to the extent permitted by applicable Law:

(a)    Xiaodu Shareholders representing more than 80% of voting power of Xiaodu’s total issued and outstanding preferred shares voting as a single class shall have signed and delivered the Deed of Undertaking in the form attached as Exhibit D.

(b)    The representations and warranties of Xiaodu set forth in Article III and Schedule 3 shall be true, correct and accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except for representations and warranties made as of a specified date, only as of the specified date).

(c)    The representations and warranties of Baidu HK set forth in Article IIIA and Schedule 3A shall be true, correct and accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except for representations and warranties made as of a specified date, only as of the specified date).

(d)    Xiaodu shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing, including any and all of its covenants set forth in Article VI.

(e)    Baidu HK shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing, including any and all of its covenants set forth in Article VI.

(f)    Since the date of this Agreement, there shall not have been any Xiaodu Material Adverse Effect.

(g)    The Xiaodu Share Incentive Plan shall have been terminated, and any and all Xiaodu Options and other warrant, securities and rights convertible or exchangeable into the shares of Xiaodu (including all vested and unvested Xiaodu Options) shall have been validly and effectively cancelled.

(h)    The Escrow Agreement, Rajax Shareholders Agreement and Rajax ROFR Agreement shall have been duly executed by Xiaodu and/or the applicable Approved Xiaodu shareholders.

(i)    Xiaodu Shareholders Agreement shall have been duly terminated or amended such that it will terminate as to all parties thereto at the Effective Time, and Xiaodu shall have delivered to Rajax a true and complete copy of evidence of such termination.

(j)    The Surviving Corporation Memorandum of Articles and the Surviving Corporation Articles of Association shall have been duly adopted (and any ancillary actions including re-designation of authorised but unissued preferred shares into authorised but unissued ordinary shares) by Xiaodu as the Surviving Corporation with effect at the Effective Time, by all necessary corporate actions of its shareholders and board of directors and remain effective.

(k)    Rajax shall have received (A) a PRC legal opinion issued by Baidu’s PRC counsel and (B) a Cayman Islands legal opinion issued by Baidu’s Cayman counsel, each dated as of the Closing Date, relating to the transactions contemplated by or referred to herein, issued to Rajax, in form and substance as agreed between Rajax and Xiaodu.

(l)    The number of Xiaodu’s issued and outstanding preferred shares held by Xiaodu Shareholders that have validly exercised their rights to dissent from the Merger pursuant to the Cayman Companies Law shall be less than 20% of Xiaodu’s total issued and outstanding preferred shares voting as a single class and no holder of Xiaodu’s ordinary shares shall have validly exercised its right to dissent from the Merger pursuant to the Cayman Companies Law.

(m)    Xiaodu shall have delivered or caused to be delivered to Rajax duly signed resignations or removal letters, effective as of the Effective Time, of the directors of Xiaodu.

(n)    Xiaodu shall have delivered to Rajax (i) a certificate, dated as of the Closing Date, signed by an executive officer of Xiaodu, certifying as to the fulfillment of the conditions specified in Sections 8.2(b) and 8.2(d) above; (ii) a certificate, dated as of the Closing Date, signed by an executive officer of Baidu HK, certifying as to the fulfillment of the conditions specified in Sections 8.2(c) and 8.2(e) above; (iii) a certified copy of the Xiaodu Board Resolutions duly adopted by Xiaodu Board; (iv) a certified copy of the Xiaodu Special Resolution duly adopted by the Xiaodu Shareholders; (v) the scanned copies of the relevant Cayman Merger Documents signed on behalf of Xiaodu or its director(s), as applicable; (vi) a current certificate of good standing of Xiaodu issued by the Registrar of Companies in the Cayman Islands; (vii) a current certificate of incumbency of Xiaodu issued by the registered office provider of Xiaodu; (viii) certified copies of the certificate of incorporation, the certificate(s) of incorporation on change of name (if any), as well as the register of directors and officers, the register of members and the register of mortgages and charges (all certified by the registered office provider of Xiaodu with current date); and (ix) a draft version of the updated register of members and register of directors and officers of Xiaodu (reflecting the shareholder, directors and officers (if any) of Xiaodu immediately after the Effective Time).

Section 8.3    Conditions to the Obligations of Xiaodu and Baidu HK. The obligation of Xiaodu and Baidu HK to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by Xiaodu and Baidu HK to the extent permitted by applicable Law:

(a)    The representations and warranties of Rajax set forth in Article IV and Schedule 4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except for representations and warranties made as of a specified date, only as of the specified date).

(b)    Rajax and Rajax Merger Sub shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c)    Since the date of this Agreement, there shall not have been any Rajax Material Adverse Effect.

(d)    Rajax shall have delivered to Xiaodu a certificate, dated as of the Closing Date, signed by a designated director of Rajax and a designated director of Rajax Merger Sub, certifying as to the fulfillment of the conditions specified in Sections 8.3(a) and 8.3(b).

(e)    The Escrow Agreement, Plan of Merger, Rajax Shareholders Agreement and Rajax ROFR Agreement shall have been duly executed by Rajax and/or its Subsidiaries, as applicable.

(f)    The Rajax Amended Memorandum and Articles shall have been duly adopted by Rajax by all necessary corporate actions of its shareholders and remain effective.

(g)    Rajax shall have delivered a Cayman Islands legal opinion issued by Rajax’s Cayman counsel, dated as of the Closing Date, on Rajax relating to the transactions contemplated by or referred to herein, issued to Xiaodu, in form and substance as agreed between Rajax and Xiaodu.

(h)    Rajax shall have delivered to Xiaodu (i) the scanned copies of the relevant Cayman Merger Documents signed on behalf of Rajax or its director(s), as applicable; (ii) a current certificate of good standing of Rajax issued by the Registrar of Companies in the Cayman Islands; (iii) a current certificate of incumbency of Rajax issued by the registered office provider of Rajax; (iv) certified copies of the certificate of incorporation, the certificate(s) of incorporation on change of name (if any), as well as the register of directors and officers, the register of members and the register of mortgages and charges (all certified by the registered office provider of Rajax with date); and (v) a draft version of the updated register of members of Rajax (reflecting the receipt by the Approved Xiaodu shareholders of Rajax G-1 Shares immediately after the Effective Time).

ARTICLE IX

TERMINATION; AMENDMENT; WAIVER

Section 9.1    Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Parties.

Section 9.2    Termination by Either Party. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Rajax and Rajax Merger Sub, on one side, or Xiaodu and Baidu HK, on the other side, upon written notice to the other Party if:

(a)    the Merger shall not have been consummated within one (1) month after the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.2(a) shall not be available to a Party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to the breach or failure of such Party to perform in a material respect any of its obligations under this Agreement; or

(b)    any Law, injunction or order having the effect set forth in Section 8.1(a) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to a Party if the issuance of such final, non-appealable Law, injunction or order was primarily due to the breach or failure of such Party to perform in a material respect any of its obligations under this Agreement.

Section 9.3    Termination by Rajax. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Rajax if:

(a)    there has been a breach of any representations, warranties, covenants or agreements made by Xiaodu or Baidu HK in this Agreement, such that the conditions set forth in Section 8.1 and Section 8.2 would not then be satisfied, and such breach or condition cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured prior to the earlier of (i) thirty (30) days following receipt by Xiaodu of written notice of such breach or failure to perform from Rajax stating Rajax’s intention to terminate this Agreement pursuant to this Section 9.3(a) and the basis for such termination (or, if earlier, the Termination Date) and (ii) the date that is five (5) business days prior to the Termination Date; provided that Rajax shall not have the right to terminate this Agreement pursuant to this Section 9.3(a) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to Closing set forth in Section 8.3 not being satisfied; or

(b)    (i) all of the conditions set forth in Section 8.1 and Section 8.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied; (ii) Rajax has confirmed by notice to Xiaodu that all conditions set forth in Section 8.2 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 8.2; and (iii) Xiaodu or Baidu HK fails to consummate the Merger within three (3) business days following the date the Closing should have occurred pursuant to Section 1.3.

Section 9.4    Termination by Xiaodu. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Xiaodu if:

(a)    there has been a breach of any representation, warranties, covenant or agreement made by Rajax or Rajax Merger Sub in this Agreement, such that the conditions set forth in Section 8.1 and Section 8.3 would not then be satisfied, and such breach or condition cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured prior to the earlier of (i) thirty (30) days following receipt by Rajax of written notice of such breach or failure to perform from Xiaodu stating Xiaodu’s intention to terminate this Agreement pursuant to this Section 9.4(a) and the basis for such termination (or, if earlier, the Termination Date) and (ii) the date that is five (5) business days prior to the Termination Date; provided that Xiaodu shall not have the right to terminate this Agreement pursuant to this Section 9.4(a) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to Closing set forth in Section 8.2 not being satisfied; or

(b)    (i) all of the conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied; (ii) Xiaodu has confirmed by notice to Rajax that all conditions set forth in Section 8.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 8.3; and (iii) Rajax or Rajax Merger Sub fails to consummate the Merger within three business days following the date the Closing should have occurred pursuant to Section 1.3.

Section 9.5    Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, written notice thereof shall be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and of no effect with no Liability on the part of any Party hereto (or of any of its Representatives); provided, however, that (i) this Section 9.5, Section 6.4 and Article X (in each case, subject to the terms thereof) shall remain in full force and effect and survive termination of this Agreement and (ii) nothing herein shall relieve any Party from Liability for fraud.

ARTICLE X

MISCELLANEOUS

Section 10.1    Entire Agreement; Assignment. This Agreement (including the Xiaodu Disclosure Schedule, the Rajax Disclosure Schedule, the Plan of Merger and other exhibits and annexes thereto) and the other Transaction Agreements, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the Parties without the prior written consent of the other Parties; provided, however, that prior to the Effective Time, Rajax Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Rajax wholly owned Subsidiary, but no such assignment shall relieve Rajax or Rajax Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.2    Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by registered or certified mail, postage prepaid, by facsimile (which is confirmed) or email transmission prior to 5 p.m. local time of the receiving Party, or on the next business day if sent after 5 p.m. local time of the receiving Party (provided that, if sent by facsimile or e-mail transmission, such notice or other communication shall be followed within one (1) business day by dispatch pursuant to one of the other methods described herein), or overnight courier (with proof of delivery) to a Party at the following address for such Party:

If to Rajax and Rajax Merger Sub:

Rajax Holding

Room 401, North Tower of MTR City Plaza, No. 1518, Jinshajiang

Road, Shanghai (上海市普陀区金沙江路1518弄2号近铁城市广场 401室)

Attention:            Xuhao Zhang (张旭豪)

Tel:                       ******

Email:                  ******

With a copy (which shall not constitute notice) to:

DLA Piper UK LLP

36/F, Shanghai World Financial Center

100 Century Avenue, Shanghai

China

Telephone: ******

Attention: Stewart Wang

Facsimile: ******

Email: ******

If to Xiaodu:

Xiaodu Life Technology Ltd

中国北京海淀区信息路11号院

中国电子集团彩虹大厦二楼

Attention:             ******

Fax:

Email: ******

If to Baidu HK:

Baidu (Hong Kong) Limited

Baidu Campus, No. 10, Shangdi 10th Street

Haidian District, Beijing

Attention:             HAN Luyao

Fax:                      ******

Email: ******

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

c/o 42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong

Telephone: ******

Attention: Julie Z. Gao / Will H. Cai

Facsimile: ******

Email: ******

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above. All notices, requests, instructions or other documents shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request, instruction or other document shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 10.3    Governing Law; Jurisdiction.

(a)    This Agreement shall be construed, performed and enforced in accordance with the Laws of Hong Kong Special Administrative Region of the PRC (“Hong Kong”), without regard to principles of conflict of Laws thereunder, except that the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocable submit it to the non-exclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, Contracts, claims, debts and Liabilities of Rajax Merger Sub in Xiaodu, the cancellation of Xiaodu Shares in consideration of the issue of Rajax G-1 Shares and Cash Consideration, the rights provided for in Section 238 of the Cayman Companies Law with respect to any Dissenters Shares, the fiduciary or other duties of the Xiaodu Board and the board of directors of Rajax, and the internal corporate affairs of Xiaodu and Rajax, as well as any matters relating to Article I and Article II of this Agreement. Except as provided in prior sentence, any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby, or the interpretation, breach, termination, validity or invalidity hereof or thereof, including any proceeding against any Xiaodu Related Party or Rajax Related Party, shall be referred to arbitration upon the demand of any party to the Dispute with notice (the “Arbitration Notice”) to the other.

(b)    The Dispute shall be settled by arbitration in Hong Kong administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted. There shall be three (3) arbitrators. Each of claimant and respondent shall appoint one (1) arbitrator and the third (3rd) arbitrator shall be appointed by the HKIAC Council.

(c)    The arbitral proceedings shall be conducted in English and Chinese. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 10.3, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 10.3 shall prevail.

(d)    Each Party to the arbitration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such Party.

(e)    The award of the arbitral tribunal shall be final and binding upon the Parties thereto, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(f)    The arbitral tribunal shall decide any Dispute submitted by the Parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(g)    Any Party to the Dispute shall be entitled to seek interim measures of protection and emergency relief, if possible, from any court of competent jurisdiction in accordance with the applicable Laws of the jurisdiction.

(h)    During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in Dispute and under adjudication.

Section 10.4    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 10.5    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that each Rajax Indemnified Party and each Xiaodu Indemnified Party shall have the right to enforce the relevant terms of Sections 7.2(a) and 8.3 by reason of the Contracts (Rights of Third Parties) Act 1999, subject to (i) the rights of the Parties to amend or vary this Agreement without the consent of the Persons referred above, and (ii) the terms and conditions of this Agreement.

Section 10.6    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.7    Specific Performance. Without affecting any other rights or remedies that they may have, each of the Parties acknowledges and agrees that, in the event of any breach of, or any failure to perform, any specific provision of this Agreement prior to or at the Effective Time, the non-breaching Party would be irreparably and immediately harmed and monetary damages alone may not necessarily be an adequate remedy. It is accordingly agreed that each of the Parties shall (i) be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to the remedies of injunction, specific performance and other equitable relief, or any combination of those remedies, in respect of any threatened or actual breach of any specific provision of this Agreement, (ii) waive, in any action against it for specific performance, injunctive relief or any other equitable remedy, the defense of the adequacy of a remedy at law, and (iii) waive any requirement for the securing or posting of any bond in connection with the obtaining of any such specific performance, injunctive relief or other equitable remedy. For the avoidance of doubt, each of Parties shall be entitled to enforce specifically the terms and provisions of this Agreement to prevent breaches of or enforce compliance with all the agreements and covenants contained in this Agreement, including those agreements and covenants of the other Party or Parties that require the other Party or Parties to (x) use its or their reasonable best efforts to cause the Closing to occur as soon as practicable and (y) effect the Merger. A Party’s pursuit of specific performance, injunctive relief or any other equitable remedy at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled, including the right to pursue remedies for Liabilities or damages incurred or suffered by such Party in the case of a breach of this Agreement.

Section 10.8    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the Parties.

Section 10.9    Extension; Waiver. At any time prior to the Effective Time, each Party hereto (for these purposes, Rajax and Rajax Merger Sub shall together be deemed one Party and Xiaodu and Baidu HK shall together be deemed the other Party) may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of either Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of either Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.10    Interpretation.

(a)    The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b)    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 10.11    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

[Remainder of page left intentionally blank; signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Rajax:

Rajax Holding

By:	/s/ Zhang Xuhao
Name:	Zhang Xuhao
Title:	Authorized Signatory

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Rajax Merger Sub:

Rajax Merger Sub Limited

By:	/s/ Zhang Xuhao
Name:	Zhang Xuhao
Title:	Authorized Signatory

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Xiaodu:

Xiaodu Life Technology Ltd

By:	/s/ Gong Zhenbing
Name:	Gong Zhenbing
Title:	Authorized Signatory

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Baidu HK:

Baidu (Hong Kong) Limited

By:	/s/ Yanhong Li
Name:	Yanhong Li
Title:	Authorized Signatory

Schedule 1

Definitions

“Accounting Standards” means, with respect to any of the Xiaodu Group Companies or any of the Rajax Group Company which is established in the PRC, the generally accepted accounting principles in the PRC, applied on a consistent basis; and with respect to other Xiaodu Group Companies or other Rajax Group Companies not established in the PRC or the consolidated financial statements of the Xiaodu Group Companies or the Rajax Group Companies (as applicable), the generally accepted accounting principles in the United States, applied on a consistent basis.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Entity, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Adjustment Statement Dispute Notice” shall have the meaning ascribed thereto in Section 2.10(b).

“Affiliate” means, as to any Person (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Alibaba” means Ali Panini Investment Holding Limited, a business company incorporated under the Laws of Hong Kong.

“Alibaba SPA” means the Series G-1 Preferred Share Purchase Agreement to be entered into by Alibaba, Rajax and other parties thereto on the date hereof.

“Announcement 7” means the Announcement on Several Issues concerning the Corporate Income Tax on the Indirect Transfers of Assets by Non-Resident Enterprises issued by the State Administration of Taxation of the People’s Republic of China on February 3, 2015.

“Approved Xiaodu Shareholders” means Baidu HK and each Xiaodu Shareholder who signs and delivers the Deed of Undertaking prior to or upon Closing.

“Arbitration Notice” shall have the meaning ascribed thereto in Section 10.3(a).

“Baidu HK” shall have the meaning ascribed thereto in Preamble.

“Baidu Wangxun” means 北京百度网迅科技有限公司, a company duly organized and existing under the Laws of the PRC.

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“Beijing Xinchi” means Beijing Xinchi Supply Chain Management Co., Ltd. (北京新驰供应链管理有限公司), a company duly organized and existing under the Laws of the PRC.

“Beijing Xunda” means Beijing Xunda Delivery Co., Ltd. (北京讯达快递有限公司), a company duly organized and existing under the Laws of the PRC.

“Baidu Zaixian” means 百度在线网络技术(北京 )有限公司, a company duly organized and existing under the Laws of the PRC.

“Beijing Zhenxuan” means Beijing Zhenxuan Foods Co., Ltd. (北京甄选食品有限公司), a company duly organized and existing under the Laws of the PRC.

“Benefit Plan” means any employment contract, deferred compensation Contract, bonus plan, incentive plan, profit sharing plan, retirement contract or other employment compensation contract or any other plan which provides or provided benefits for any past or present employee, officer, consultant, and/or director of a Person or with respect to which contributions are or have been made on account of any past or present employee, officer, consultant, and/or director of such a Person.

“business day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York, the Cayman Islands, Hong Kong or Shanghai, China.

“Business” means the business of establishing network connecting the online users to local restaurants, providing e-commerce solution by PC or mobile and any digital device, online sale of pre-packaged foods, and the distribution and logistics of takeaways.

“Cash Compensation” means an amount paid any Rajax Group Company to one or more Xiaodu Group Companies prior to the Closing Date, equal to RMB3,000,000 multiplied by the number of days starting from August 10, 2017 and ending on the Valuation Adjustment Date (inclusive of August 10, 2017 and the Valuation Adjustment Date).

“Cash Consideration” shall have the meaning ascribed thereto in Section 2.2(a)(i).

“Cayman Companies Law” shall have the meaning ascribed thereto in Recitals.

“Cayman Merger Documents” shall have the meaning ascribed thereto in Section 1.2.

“Certificate” shall have the meaning ascribed thereto in Section 2.4.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, shareholders’ agreement, investors’ rights agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

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“Closing” shall have the meaning ascribed thereto in Section 1.3.

“Closing Date” shall have the meaning ascribed thereto in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compliance Law” means collectively, all applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal controls, including the Foreign Corrupt Practices Act of 1977, as amended, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, and the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Entity.

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument.

“Debt” shall have the meaning ascribed thereto in Section 2.9(a).

“Dissenters Shares” shall have the meaning ascribed thereto in Section 2.6.

“Dissenting Xiaodu Shareholders” means holders of Dissenters Shares.

“Effective Time” shall have the meaning ascribed thereto in Section 1.2.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Escrow Account” shall have the meaning ascribed thereto in Section 2.2(b)(i).

“Escrow Agent” shall have the meaning ascribed thereto in Section 2.2(b)(i).

“Escrow Agreement” shall have the meaning ascribed thereto in Section 2.2(b)(i).

“Escrow Fees” shall have the meaning ascribed thereto in Section 2.2(b)(i).

“Expenses” shall have the meaning ascribed thereto in Section 6.3.

“Fundamental Representations” means Sections 1 to 4 of Schedule 3.

“GMV” shall have the meaning ascribed thereto in Section 2.9(c).

“Governmental Entity” means any supranational, national, federal, state, local, provincial, municipal, foreign or other government or quasi-governmental authority or any department, regulatory or administrative agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

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“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Entity.

“HKIAC” shall have the meaning ascribed thereto in Section 10.3(b).

“HKIAC Rules” shall have the meaning ascribed thereto in Section 10.3(b).

“Hong Kong” shall have the meaning ascribed thereto in Section 10.3(a).

“Indebtedness” of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized (including capitalized lease obligations), (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations in respect of any interest rate swap, hedge or cap agreement, and (ix) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (viii) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Indemnifiable Loss” shall have the meaning ascribed thereto in Section 7.2(a).

“Independent Accounting Firm” means Deloitte Touche Tohmatsu.

“Intellectual Property” means in any and all jurisdictions worldwide, all (i) patents, statutory invention registrations and invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, logos and other identifiers of source, including the goodwill symbolized thereby or associated therewith, (iii) works of authorship (including software) and copyrights, (iv) confidential and proprietary information, including trade secrets and confidential and proprietary know-how, inventions, processes, models and methodologies, (v) rights of publicity, privacy and rights to personal information, (vi) registrations, applications, and renewals for any of the foregoing in (i)-(v), and (vii) all rights in the foregoing and in other similar intangible assets.

“Knowledge” or “know” means, with respect to any Person, means the actual knowledge of such Person and that knowledge which should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including due inquiry of those officers, directors, key employees and professional advisers (including attorneys, accountants and consultants) of the Person and its Affiliates who could reasonably be expected to have knowledge of the matters in question.

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“Law” means any and all publicly announced provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Entity, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Maximum Debt” shall have the meaning ascribed thereto in Section 2.9(a).

“Merger Consideration” shall have the meaning ascribed thereto in Section 2.2(a).

“Merger Terms” shall have the meaning ascribed thereto in Section 6.4.

“Merger” shall have the meaning ascribed thereto in Recitals.

“Net Loss” shall have the meaning ascribed thereto in Section 2.9(d).

“Onshore Deposit” shall have the meaning ascribed thereto in Section 2.9(a).

“Order No. 10” means the Rules for Mergers with and Acquisitions of Domestic Enterprises by Foreign Investor 《关于外国投资者并购境内企业的规定》jointly issued by the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission and the SAFE on August 8, 2006, or its amendments and interpretation promulgated by Ministry of Commerce from time to time.

“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests arising or incurred in the ordinary course of business in respect of amounts that are not yet due and payable; (iii) Liens that would be disclosed by a current survey or physical inspection of the real property; and (iv) any other Liens that have been incurred or suffered in the ordinary course of business and that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.

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“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the U.S. Securities Exchange Act of 1934, as amended).

“PFIC” means passive foreign investment company as defined in the Code.

“Plan of Merger” shall have the meaning ascribed thereto in Section 1.2.

“PRC” means the People’s Republic of China, excluding, for purpose of this Agreement, Hong Kong, the Macau Administrative Region and Taiwan.

“Pre-Closing Agent Liabilities” shall have the meaning ascribed thereto in Section 7.3.

“Preliminary Adjustment Items” shall have the meaning ascribed thereto in Section 2.10(a).

“Preliminary Adjustment Statement” shall have the meaning ascribed thereto in Section 2.10(a).

“Pro Rata Valuation Difference” shall have the meaning ascribed thereto in Section 2.10(d)(v)(1).

“Public Official” means any executive, official, or employee of a Governmental Entity, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly or partially state-owned, or partially state-owned, state-controlled, or state-operated enterprise, including a PRC state-owned, state-controlled, or state-operated enterprise.

“Rajax” shall have the meaning ascribed thereto in Preamble.

“Rajax Amended Memorandum and Articles” means, collectively, the Twelfth Amended and Restated Memorandum of Association of Rajax and the Twelfth Amended and Restated Articles of Association of Rajax, as each may be amended and/or restated from time to time.

“Rajax Control Documents” means the following Contracts collectively: (i) Exclusive Technology and Consulting Service Agreement (独家技术和咨询服务协议) entered into by and between the Rajax WFOE and the Rajax Domestic Company on November 28, 2011, (ii) Exclusive Option Agreement (独家购买权协议) entered into by and among the Rajax WFOE, the Rajax Domestic Company and the equity holders of such Rajax Domestic Company on November 28, 2011, (iii) Power of Attorney (授权委托书) issued by each of the Rajax Principals respectively on November 28, 2011, and (iv) Share Pledge Agreement (股份质押合同) entered into by and among the Rajax WFOE, the Rajax Domestic Company and the equity holders of such Rajax Domestic Company on November 28, 2011.

“Rajax Disclosure Schedule” shall have the meaning ascribed thereto in Schedule 4.

“Rajax Domestic Company” means Shanghai Rajax Information & Technology, Ltd. (上海拉扎斯信息科技有限公司), a company incorporated under the Laws of the PRC.

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“Rajax Financial Statements” shall have the meaning ascribed thereto in Section 11 of Schedule 4.

“Rajax G-1 Shares” shall have the meaning ascribed thereto in Section 2.2(a)(ii).

“Rajax Group Company” means each of Rajax, Rajax HK Subsidiary, Rajax WFOE, Rajax WFOE Subsidiary, Rajax Domestic Company together with each Subsidiary of any of the foregoing, and “Rajax Group Companies” refers to all of Rajax Group Companies collectively; for the purpose of this Agreement, prior to the Effective Time, excluding any Xiaodu Group Company.

“Rajax HK Subsidiary” means Rajax Holding (HK) Limited (拉扎斯控股香港有限公司), a company incorporated under the Laws of Hong Kong.

“Rajax Indemnified Parties” shall have the meaning ascribed thereto in Section 7.2(a).

“Rajax IP” shall have the meaning ascribed thereto in Section 19(i) of Schedule 4.

“Rajax Key Employee” means all employees of the Rajax Group Companies with positions of president, chief executive officer, chief financial officer, chief operating officer, chief technical officer, chief sales and marketing officer, general manager, any other managers reporting directly to any Rajax Group Company’s board of directors, president or chief executive officer, and any other employee with the title of “vice president” or higher.

“Rajax Lease” shall have the meaning ascribed thereto in Section 17(ii) of Schedule 4.

“Rajax Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had, has, or would have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or Liabilities of the Rajax Group Companies taken as a whole, other than in the case of clause (i) any change, circumstance, event, effect or occurrence occurring after the date of this Agreement to the extent resulting from: (A) changes generally affecting the industry in which the Rajax Group Companies operate; (B) changes in general economic conditions, financial or capital markets in the PRC, the United States or any other jurisdiction in which any Rajax Group Company has substantial business operations, including changes in interest or exchange rates; (C) changes in Law or in generally accepted accounting principles or in Accounting Standards; (D) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; (E) pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or similar force majeure events; (F) the announcement, pendency or performance of the transactions contemplated by this Agreement and the other Transaction Agreements, including the identity of, or any facts and circumstances relating to Xiaodu; provided that this clause (F) shall not apply with respect to any representation, warranty or covenant that addresses the consequences of entry into this Agreement and the other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby; or (G) any action that is taken at the written request of or with the prior written consent of Xiaodu; provided, however, that any change, circumstance, event, effect or occurrence referred to in clauses (A), (B) or (C) does not adversely affect the Rajax Group Companies, taken as a whole, in a materially disproportionate manner as compared to other participants in the industry in which the Rajax Group Companies operate.

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“Rajax Material Contract” shall have the meaning ascribed thereto in Section 15(i) of Schedule 4.

“Rajax Merger Sub” shall have the meaning ascribed thereto in Preamble.

“Rajax Option” means an option to purchase Rajax ordinary shares granted under the Rajax Share Incentive Plans.

“Rajax Owned IP” means all Intellectual Property owned by, purported to be owned by, or exclusively licensed to, the Rajax Group Companies.

“Rajax Principal HoldCos” means each of Mark X Taurus Investment Holdings Inc., Three Body Technology Inc., King Jack Investment Inc., and Three Stone Investment Inc., and Rajax Principal HoldCos means all of Rajax Principal HoldCos collectively.

“Rajax Principals” means each of Xuhao Zhang (张旭豪), Yuan Wang (汪渊), Jia Kang (康嘉), and Gaochao Deng (邓高潮), and the Rajax Principals means all of Rajax Principals collectively.

“Rajax Registered IP” means Intellectual Property throughout the world for which registrations are owned by or held in the name of, or for which applications have been made in the name of any Rajax Group Company.

“Rajax Related Party” means Rajax, Rajax Merger Sub, or any of their respective former, current and future general or limited partners, shareholders, managers, members, agents, directors, officers, employees or Affiliates.

“Rajax Representatives” shall have the meaning ascribed thereto in Section 16(i) of Schedule 4.

“Rajax Required Governmental Consents” shall have the meaning ascribed thereto in Section 8(ii) of Schedule 4.

“Rajax ROFR Agreement” means the Tenth Amended and Restated Right of First Refusal Agreement of Rajax entered into by and among the parties thereto dated as of the date hereof, as amended from time to time.

“Rajax Share Incentive Plans” means the Rajax Holding Share Incentive Plan, adopted by the board of directors and the shareholders of Rajax on September 19, 2012, as amended from time to time; and the Rajax Holding Share Incentive Plan, adopted by the board of directors and the shareholders of Rajax on May 7, 2014, as amended from time to time.

“Rajax Shareholders Agreement” means the Tenth Amended and Restated Shareholders Agreement of Rajax entered into by and among the parties thereto dated as of the date hereof, as amended from time to time.

“Rajax Statement Date” shall have the meaning ascribed thereto in Section 11 of Schedule 4.

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“Rajax Supplemental Control Documents” means the following documents collectively: (i) the Proxy Agreement (授权委托协议) entered into by and between the Rajax WFOE and each of the Rajax Principals respectively; (ii) the Intellectual Property Exclusive Option Agreement (知识产权独家认购协议) entered into by and between the Rajax WFOE and the Rajax Domestic Company; (iii) the Domain Transfer Agreements(域名转让协议) entered into by and between the Rajax WFOE and the Rajax Domestic Company; (iv) the Domain Transfer Agreement (域名转让协议) entered into by and between the Rajax Domestic Company and Xuhao Zhang; (v) the Patent Application Right Transfer Agreement (专利申请权转让协议) entered into by and between the Rajax WFOE and the Rajax Domestic Company, all of which were dated August 27, 2012; and (vi) the spousal consent letters executed by each of Jiangman Du (杜江曼), Jingjing Chang (常婧婧), Yanxia Xiao (肖妍霞), and Manman Zhao (赵曼曼) (as the spouse of each equity holder of the Rajax Domestic Company) on 5 March 2016.

“Rajax WFOE Subsidiary” means Shanghai Zhuanshan Restaurant Management Co., Ltd. (上海馔山餐饮管理有限公司), a company incorporated under the Laws of the PRC.

“Rajax WFOE” means Rajax Network &Technology (Shanghai) Co., Ltd. (拉扎斯网络科技（上海）有限公司), a company incorporated under the Laws of the PRC.

“Restrictive Provision” means any provisions in the Contracts to which a Xiaodu Group Company is a party that restricts the ability of any Xiaodu Group Company or any other Person to conduct or engage in any business or activity with Rajax or Alibaba or any of their respective Affiliates.

“Revised Adjustment Statement” shall have the meaning ascribed thereto in Section 2.10(c).

“SAFE Rules and Regulations” means collectively, the Announcement 7, the Circular 13, the Circular 37 and any other applicable SAFE rules and regulations.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAIC” means the State Administration for Industry and Commerce of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Industry and Commerce, any Governmental Entity which is similarly competent to issue such business license or accept such filing or registration under the Laws of the PRC.

“Series A Xiaodu Shareholder” means a shareholder holding Series A preferred shares of Xiaodu.

“Share Consideration” shall have the meaning ascribed thereto in Section 2.2(a)(ii).

“Subsidiary” means, when used with reference to any Person, (i) of which such party or any other Subsidiary of such party is a general or managing partner, or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, and, when use with reference to Xiaodu or Rajax, of which Xiaodu or Rajax, as applicable, consolidates in its consolidated financial statements as a variable interest entity in accordance with Accounting Standards.

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“Subsidies/GMV Ratio” shall have the meaning ascribed thereto in Section 2.9(d).

“Surviving Corporation Articles of Association” shall have the meaning ascribed thereto in Section 1.5.

“Surviving Corporation Memorandum of Association” shall have the meaning ascribed thereto in Section 1.5.

“Surviving Corporation” shall have the meaning ascribed thereto in Section 1.1.

“Tax Escrow Amount” shall have the meaning ascribe there to in Section 2.2(b)(i).

“Tax Paying Xiaodu Shareholder” shall have the meaning ascribe there to in Section 2.2(b)(i).

“Tax Returns” means all federal, state, local, provincial and non-United States returns, declarations, statements, claims, reports, schedules, forms and information returns and, including any attachment thereto or amendment thereof, with respect to Taxes.

“Tax” or “Taxes” includes all forms of taxation, whenever created or imposed, and whether of the PRC, the United States or elsewhere, and whether imposed by a local, municipal, governmental, provincial, state, foreign, federal or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

“Termination Date” shall have the meaning ascribed thereto in Section 9.2(a).

“Third Party Assets” shall have the meaning ascribed thereto in Section 15(iv) of Schedule 3.

“Total Adjustment Amount” shall have the meaning ascribed thereto in Section 2.10(d)(v).

“Transaction Agreements” means collectively, this Agreement, the Rajax Shareholders Agreement, the Escrow Agreement, the Rajax ROFR Agreement, the Surviving Corporation Memorandum of Association, the Surviving Corporation Articles of Association and the Rajax Amended Memorandum and Articles.

“Undecided Xiaodu Shareholders” means all Xiaodu Shareholders other than the Approved Xiaodu Shareholders and the Dissenting Xiaodu Shareholders.

“Undecided Xiaodu Shareholder Escrow Amount” shall have the meaning ascribed thereto in Section 2.2(b)(ii).

“US$” means the legal currency of the United States of America.

“Valuation Adjustment Date Cash” means the aggregate amount of all cash of Xiaodu and the Xiaodu Group Companies as of the Valuation Adjustment Date.

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“Valuation Adjustment Date Debt” means all Debts of Xiaodu and the Xiaodu Group Companies as of the Valuation Adjustment Date.

“Valuation Adjustment Date” means the earlier of August 18, 2017 or the Closing Date.

“Valuation Conditions” shall have the meaning ascribed thereto in Section 2.9.

“Valuation Difference” shall have the meaning ascribed thereto in Section 2.10(d)(v).

“Valuation” shall have the meaning ascribed thereto in Section 2.9.

“Xiaodu” shall have the meaning ascribed thereto in Preamble.

“Xiaodu Board Resolutions” shall have the meaning ascribed thereto in Recitals.

“Xiaodu Board” shall have the meaning ascribed thereto in Recitals.

“Xiaodu Control Documents” means all of the agreements and documents set forth in Schedule 1A.

“Xiaodu Disclosure Schedule” shall have the meaning ascribed thereto in Schedule 3.

“Xiaodu Domestic Companies” means, collectively Beijing Zhenxuan, Xiaodu Shenghuo, Beijing Xunda and Beijing Xinchi.

“Xiaodu Employees” means current, former, or retired employees, officers, consultants, independent contractors providing individual services, agents or directors of Xiaodu or any Subsidiary of Xiaodu.

“Xiaodu Financial Statements” shall have the meaning ascribed thereto in Section 9 of Schedule 3.

“Xiaodu Group Companies” means, collectively, Xiaodu, Xiaodu HK Subsidiary, Xiaodu WFOE and Xiaodu Domestic Companies.

“Xiaodu HK Subsidiary” means Xiaodu Life Technology Hong Kong Limited, a company duly organized and existing under the Laws of Hong Kong.

“Xiaodu IP” shall have the meaning ascribed thereto in Section 17(i) of Schedule 3.

“Xiaodu Key Employees” means the employees as set forth on Section 18(iv) of the Xiaodu Disclosure Schedule.

“Xiaodu Lease” shall have the meaning ascribed thereto in Section 15(iii) of Schedule 3.

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“Xiaodu Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had, has, or would have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or Liabilities of the Xiaodu Group Companies taken as a whole, other than in the case of clause (i) any change, circumstance, event, effect or occurrence occurring after the date of this Agreement to the extent resulting from: (A) changes generally affecting the industry in which the Xiaodu Group Companies operate; (B) changes in general economic conditions, financial or capital markets in the PRC, the United States or any other jurisdiction in which any Xiaodu Group Company has substantial business operations, including changes in interest or exchange rates; (C) changes in Law or in generally accepted accounting principles or in Accounting Standards; (D) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; (E) pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or similar force majeure events; (F) the announcement, pendency or performance of the transactions contemplated by this Agreement and the other Transaction Agreements, including the identity of, or any facts and circumstances relating to Rajax provided that this clause (F) shall not apply with respect to any representation, warranty or covenant that addresses the consequences of entry into this Agreement and the other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby; or (G) any action that is taken at the written request of or with the prior written consent of Rajax; provided, however, that any change, circumstance, event, effect or occurrence referred to in clauses (A), (B) or (C) does not adversely affect the Xiaodu Group Companies, taken as a whole, in a materially disproportionate manner as compared to other participants in the industry in which the Xiaodu Group Companies operate.

“Xiaodu Material Contracts” shall have the meaning ascribed thereto in Section 13(i) of Schedule 3.

“Xiaodu Option” means an option to purchase Xiaodu Shares granted pursuant to the Xiaodu Share Incentive Plan.

“Xiaodu Owned IP” means all Intellectual Property owned by, purported to be owned by, or exclusively licensed to, the Xiaodu Group Companies.

“Xiaodu Registered IP means Intellectual Property throughout the world for which registrations are owned by or held in the name of, or for which applications have been made in the name of any Xiaodu Group Company.

“Xiaodu Related Party” means Xiaodu and its Subsidiaries and any of their respective former, current and future officers, employees, directors, partners, shareholders, management members or Affiliates (excluding any Rajax Related Party).

“Xiaodu Representatives” shall have the meaning ascribed thereto in Section 14(i) of Schedule 3.

“Xiaodu Required Governmental Consents” shall have the meaning ascribed thereto in Section 6(ii) of Schedule 3.

“Xiaodu Share Incentive Plan” means the Xiaodu Life Technology Ltd 2015 Share Incentive Plan I, as amended and restated.

“Xiaodu Share(s)” shall have the meaning ascribed thereto in Section 2.1(b).

“Xiaodu Shareholders Agreement” means the amended and restated shareholders agreement by and among the parties thereto dated as of May 5, 2016.

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“Xiaodu Shareholders Representative” shall have the meaning ascribed thereto in Section 2.2(b)(i).

“Xiaodu Shareholders” means the persons whose names are set out in column #1 of Schedule 2 attached hereto.

“Xiaodu Shenghuo” means Xiaodu Shenghuo (Beijing) Technology Co., Ltd. (小度生活（北京）科技有限公司), a company duly organized and existing under the Laws of the PRC.

“Xiaodu Special Resolution” shall have the meaning ascribed thereto in Schedule 7.

“Xiaodu Statement Date” shall have the meaning ascribed thereto in Section 0 of Schedule 3.

“Xiaodu Subsidies” shall have the meaning ascribed thereto in Section 2.9(d).

“Xiaodu VIEs” means, collectively, Xiaodu Shenghuo, Beijing Xunda and Beijing Xinchi.

“Xiaodu WFOE” means Beijing Xiaodu Information Technology Co., Ltd. (北京小度信息科技有限公司), a company duly organized and existing under the Laws of the PRC.

“Xiaodu Written Consent” shall have the meaning ascribed thereto in Schedule 7.

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Schedule 1A

List of Xiaodu Control Documents

Control Documents regarding Xiaodu Shenghuo

1.	Exclusive Technology Consultation and Service Agreement between Xiaodu WFOE and Xiaodu Shenghuo dated October 1, 2015;

2.	Business Operation Agreement by and among Xiaodu WFOE, Xiaodu Shenghuo, Zhenbing Gong (巩振兵) and Fang Wei (韦方) dated October 1, 2015;

3.	Loan Agreement by and between Xiaodu WFOE and Zhenbing Gong (巩振兵) entered into in 2017; Loan Agreement by and between Xiaodu WFOE and Fang Wei (韦方) entered into in 2017;

4.	Exclusive Option Agreement by and among Xiaodu HK Subsidiary, Xiaodu WFOE, Xiaodu Shenghuo and Zhenbing Gong (巩振兵) entered into in 2017; Exclusive Option Agreement by and among Xiaodu HK Subsidiary, Xiaodu WFOE, Xiaodu Shenghuo and Fang Wei (韦方) entered into in 2017;

5.	Equity Interest Pledge Agreement by and between Xiaodu WFOE and Zhenbing Gong (巩振兵) entered into in 2017; Equity Interest Pledge Agreement by and between Xiaodu WFOE and Fang Wei (韦方) entered into in 2017;

6.	Shareholder Voting Right Proxy Agreement by and between Xiaodu HK Subsidiary and Zhenbing Gong (巩振兵) dated October 1, 2015; Shareholder Voting Right Proxy Agreement by and between Xiaodu HK Subsidiary and Fang Wei (韦方) dated October 1, 2015.

Control Documents regarding Beijing Xinchi

1.	Loan Agreement by and between Xiaodu WFOE and Dong Zhu (朱栋) dated October 26, 2015;

2.	Shareholder Voting Right Proxy Agreement by and between Xiaodu HK Subsidiary and Dong Zhu (朱栋) dated October 26, 2015;

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3.	Exclusive Option Agreement by and among Xiaodu HK Subsidiary, Xiaodu WFOE, Beijing Xinchi and Dong Zhu (朱栋) dated October 26, 2015;

4.	Equity Interest Pledge Agreement by and between Xiaodu WFOE and Dong Zhu (朱栋) dated October 26, 2015;

5.	Business Operation Agreement by and among Xiaodu WFOE, Beijing Xinchi and Dong Zhu (朱栋) dated October 26, 2015;

6.	Exclusive Technology Consultation and Service Agreement between Xiaodu WFOE and Beijing Xinchi dated October 26, 2015.

Control Documents regarding Beijing Xunda

1.	Loan Agreement by and between Xiaodu WFOE and Lei Yao (姚磊) dated October 23, 2015;

2.	Shareholder Voting Right Proxy Agreement by and between Xiaodu HK Subsidiary and Lei Yao (姚磊) dated October 23, 2015;

3.	Exclusive Option Agreement by and among Xiaodu HK Subsidiary, Xiaodu WFOE, Beijing Xunda and Lei Yao (姚磊) dated October 23, 2015;

4.	Equity Interest Pledge Agreement by and between Xiaodu WFOE and Lei Yao (姚磊) dated October 23, 2015;

5.	Business Operation Agreement by and among Xiaodu WFOE, Beijing Xunda and Lei Yao (姚磊) dated October 23, 2015;

6.	Exclusive Technology Consultation and Service Agreement between Xiaodu WFOE and Beijing Xunda dated October 23, 2015.

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Schedule 2

Allocation of Merger Consideration

Column #1	Column #2	Column #3	Column #4		Column #5		Column #6		Column #7
Xiaodu Shareholders	Type of shares owned in Xiaodu	Number of shares owned in Xiaodu	Merger Consideration		Amount of Cash Consideration to be paid in US$		Tax Escrow Amount		No. Rajax G-1 Shares to be allotted and issued as Share Consideration
Baidu (Hong Kong) Limited	Series Seed Preferred Shares	495,000,000	US$	276,000,000	US$	161,000,000		—	207,508,923
	Series B Preferred Shares	96,842,105
Waterwood O2O Project Limited	Series A Preferred Shares	125,000,000	US$	42,000,000	US$	24,500,000		—	31,577,445
Hina Group Fund II, L.P.	Series A Preferred Shares	5,000,000	US$	1,680,000	US$	980,000		—	1,263,098
Hina Group Fund III, L.P.	Series A Preferred Shares	70,000,000	US$	23,520,000	US$	13,720,000		—	17,683,369
Tactic Smart Limited	Series A Preferred Shares	25,000,000	US$	8,400,000	US$	4,900,000		—	6,315,489
CICC ALPHA Active Investment Limited	Series A Preferred Shares	25,000,000	US$	8,400,000	US$	4,900,000		—	6,315,489
Sevva Investment Limited	Series B Preferred Shares	8,421,053	US$	24,000,000	US$	14,000,000	US$	1,882,683	18,044,254
Unicorn (HK) Capital Investment Co., Limited	Series B Preferred Shares	12,631,579	US$	36,000,000	US$	21,000,000	US$	2,824,025	27,066,381
Hina Hanking I Investment L.P.	Series B Preferred Shares	21,052,632	US$	60,000,000	US$	35,000,000	US$	4,706,708	45,110,635
GONGZB Holdings Limited	Restricted Shares	5,500,000		—		0		—	—

	Total	889,447,369	US$	480,000,000	US$	280,000,000	US$	9,413,416	360,885,083

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Schedule 3

Warranties of Xiaodu

Except as set forth in the section of the disclosure schedule delivered to Rajax by Xiaodu on the date hereof (the “Xiaodu Disclosure Schedule”), attached as Schedule 5 hereto, that specifically relates to a specified section or subsection of this Schedule 3, or any other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection, Xiaodu warrants to Rajax and Rajax Merger Sub that each warranty set out in Schedule 3 is true, accurate and not misleading as at the date of this Agreement and as at Closing as if repeated immediately before Closing (with references to the date of this Agreement being substituted by references to the Closing Date) by reference to the facts and circumstances then existing.

1.    Organization, Good Standing and Qualification. Each Xiaodu Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations under each of the Transaction Agreements and the Xiaodu Control Documents to which it is a party. Except as set forth in Section 1 of the Xiaodu Disclosure Schedule, each Xiaodu Group Company is qualified to do business in the manner presently conducted and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would be a Xiaodu Material Adverse Effect. Except as disclosed in Section 1 of the Xiaodu Disclosure Schedule, each Xiaodu Group Company that is a PRC entity has a valid business license issued by the SAIC or its local branch or other relevant Governmental Entities, and has, since its establishment, carried on its business in compliance with the business scope set forth in its business license. Except as disclosed in Section 1 of the Xiaodu Disclosure Schedule, there is no pending litigation against any of the Xiaodu Group Companies, and no legal proceedings have been initiated by or against any of the Xiaodu Group Companies for the liquidation, winding-up, striking off or dissolution of any of the Xiaodu Group Companies or for the appointment of a liquidator, receiver, trustee or similar officer of any of the Xiaodu Group Companies or of all or any of its assets, in any jurisdiction.

2.    Capitalization.

(i)    Xiaodu. Immediately prior to the Effective Time, the authorized share capital of Xiaodu shall be US$50,000 divided into (a) a total of 4,005,000,000 authorized Ordinary Shares, 5,500,000 of which are issued and outstanding, 111,798,604 of which have been reserved for issuance pursuant to the Xiaodu Share Incentive Plans and 995,000,000 of which have been reserved for issuance upon conversion of the Preferred Shares, (b) a total of 995,000,000 authorized preferred shares, 495,000,000 of which are designated as Series Seed preferred shares, all of which are issued and outstanding; 250,000,000 of which are designated as Series A preferred shares, all of which are issued and outstanding; and 250,000,000 of which are designated as Series B preferred shares, 138,947,369 of which are issued and outstanding. Section 2(i) of the Xiaodu Disclosure Schedule sets forth the capitalization table of Xiaodu as of immediately prior to the Closing and immediately after the Closing, reflecting all then outstanding and authorized Equity Securities of Xiaodu, the record and beneficial holders thereof, the issuance date, and the terms of any vesting applicable thereto.

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(ii)    Xiaodu HK Subsidiary. The authorized share capital of the Xiaodu HK Subsidiary is set forth opposite its name on Section 2(ii) of the Xiaodu Disclosure Schedule, together with an accurate list of the record and beneficial owners of such authorized capital.

(iii)    Xiaodu WFOE. The registered capital of the Xiaodu WFOE is set forth opposite its name on Section 2(iii) of the Xiaodu Disclosure Schedule, together with an accurate list of the record and beneficial owners of such registered capital.

(iv)    Xiaodu Domestic Companies. The registered capital of the Xiaodu Domestic Companies is set forth opposite its name on Section 2(iv) of the Xiaodu Disclosure Schedule, together with an accurate list of the record and SAIC registered owners of such registered capital.

(v)    No Other Securities. Except as set forth in Sections 2(i)-(vii) of the Xiaodu Disclosure Schedule and for (a) the conversion privileges of the preferred shares, (b) certain rights provided in the Charter Documents of Xiaodu as currently in effect, and (c) certain rights provided in this Agreement and the Xiaodu Control Documents, as of the date of this Agreement and at the Closing, (1) there are no other authorized or outstanding Equity Securities of any Xiaodu Group Company; (2) no Equity Securities of any Xiaodu Group Company are subject to any preemptive rights, rights of first refusal (except to the extent provided by applicable Laws of the PRC) or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities, and (3) no Xiaodu Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Xiaodu Group Company. Except as set forth in the Xiaodu Shareholders Agreement, Xiaodu has not granted any registration rights or information rights to any other Person (except to the extent provided by applicable Laws of the PRC), nor is Xiaodu obliged to list any of the Equity Securities of any Xiaodu Group Companies on any securities exchange. Other than the Xiaodu Share Incentive Plans, no Xiaodu Group Company is bound by any equity incentive plan.

(vi)    Issuance and Status. All presently outstanding Equity Securities of each Xiaodu Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts. Except for those disclosed in Section 2(vi) of the Xiaodu Disclosure Schedule, all share capital or registered capital, as the case may be, of each Xiaodu Group Company have been duly and validly issued, are fully paid (or subscribed for) and non-assessable, and are and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer under the Xiaodu Control Documents, the Xiaodu Shareholders Agreement, the Charter Documents of Xiaodu and applicable Laws). Except as contemplated under the Transaction Agreements, the Xiaodu Control Documents, and set forth in Section 2(vi) of the Xiaodu Disclosure Schedule, there are no (a) resolutions pending to increase the share capital or registered capital of any Xiaodu Group Company or cause the liquidation, winding up, or dissolution of any Xiaodu Group Company, nor has any distress, execution or other process been levied against any Xiaodu Group Company, (b) dividends which have accrued or been declared but are unpaid by any Xiaodu Group Company, (c) obligations, contingent or otherwise, of any Xiaodu Group Company to repurchase, redeem, or otherwise acquire any Equity Securities, or (d) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Xiaodu Group Company.

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(vii)    Title. The shares held by Baidu HK in Xiaodu are free and clear of all Liens of any kind other than those arising under applicable Law or as set forth in the Transaction Agreements, Xiaodu Control Documents, or the Charter Documents of Xiaodu.

3.    Corporate Structure; Subsidiaries. Section 3 of the Xiaodu Disclosure Schedule sets forth a complete structure chart showing the Xiaodu Group Companies, and indicating the ownership and control relationships among all Xiaodu Group Companies, the nature of the legal entity which each Xiaodu Group Company constitutes, the jurisdiction in which each Xiaodu Group Company is organized, and each jurisdiction in which each Xiaodu Group Company is required to be qualified or licensed to do business as a foreign Person. To the Knowledge of Xiaodu, Kun Ming Wei Mei Investment LLP (昆明味美投资合伙企业) has not carried out any business operation since its formation.

4.    Authorization. Except as otherwise disclosed in Section 4 of the Xiaodu Disclosure Schedule, each of Baidu HK and Xiaodu has all requisite power and authority to execute and deliver the Transaction Agreements to which it is a party and to carry out and perform its obligations thereunder. Each of Transaction Agreements has been, or will be on or prior to the Closing, duly executed and delivered by each of Baidu HK and Xiaodu and constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and (iii) where applicable, the recognition and enforcement of arbitral award being subject to relevant Laws.

5.    SAFE Rules and Regulations; Consents; No Conflicts. Except for those disclosed in Section 5 of the Xiaodu Disclosure Schedule, all SAFE Rules and Regulations have been fully complied with and all requisite approvals or registration certificates required under the SAFE Rules and Regulations in relation thereto have been duly and lawfully obtained and are in full force and effect, and to the Knowledge of Xiaodu, there exist no grounds on which any such approval or registration certificate may be cancelled or revoked or the Xiaodu Domestic Companies, the Xiaodu WFOE, or their respective legal representative may be subject to liability or penalties for misrepresentations or failures to disclose information to the issuing SAFE. To the Knowledge of Xiaodu, no Xiaodu Group Company has ever received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations. Except as set forth in Section 5 of the Xiaodu Disclosure Schedule, all Consents from or with any Governmental Entity or any other Person required in connection with the valid execution, delivery and performance of the Transaction Agreements, and the consummation of the transactions contemplated by the Transaction Agreements have been duly obtained or completed (as applicable) and are in full force and effect. Except as set forth in Section 5 of the Xiaodu Disclosure Schedule, the execution, delivery and performance of each Transaction Agreement by each of Baidu HK and Xiaodu do not, and the consummation by such party of the transactions contemplated thereby will not, (i) result in any violation of, be in conflict with, or constitute a default under, require any Consent under, or give any Person rights of termination, amendment, acceleration or cancellation under, with or without the passage of time or the giving of notice, any Governmental Order, any provision of the Charter Documents of any Xiaodu Group Company, any applicable Laws (including without limitation, Order No. 10 and the SAFE Rules and Regulations), or any Xiaodu Material Contract, (ii) result in any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any Xiaodu Group Company (including without limitation, any Indebtedness of such Xiaodu Group Company), or (iii) result in the creation of any Lien upon any of the material properties or assets of any Xiaodu Group Company other than Permitted Liens.

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6.    Compliance with Laws; Consents.

(i)    Except as disclosed in the Section 6(i) of the Xiaodu Disclosure Schedule, each Xiaodu Group Company is in compliance in all material respects with all applicable Laws. The business of each Xiaodu Group Company as now conducted and as presently planned to be conducted are in compliance in all material respects with all applicable Laws. No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a material violation by any Xiaodu Group Company of, or a failure on the part of such entity to comply with, any applicable Laws, in any material respect, or (b) may give rise to any material obligation on the part of any Xiaodu Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Xiaodu Group Companies has received any notice from any Governmental Entity regarding any of the foregoing. To the Knowledge of Xiaodu, no Xiaodu Group Company is under investigation with respect to a material violation of any Law.

(ii)    Except as set forth in Section 6(ii) of the Xiaodu Disclosure Schedule, all Consents from or with the relevant Governmental Entity required in respect of the due and proper establishment and operations of each Xiaodu Group Company as now conducted (collectively, the “Xiaodu Required Governmental Consents”), have been duly obtained or completed in accordance with all applicable Laws. Without limiting the generality of the foregoing, each store that has commenced operations at any time prior to the Closing has duly obtained both the Business License (营业执照) and the Food Operation License (食品经营许可证) from the relevant Governmental Entities and has completed its respective environmental assessment (if applicable).

(iii)    Except as set forth in the Xiaodu Disclosure Schedule, no Xiaodu Required Governmental Consent contains any materially burdensome restrictions or conditions, and each Xiaodu Required Governmental Consent is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. None of the Xiaodu Group Companies is in material default under any Xiaodu Required Governmental Consent. To the Knowledge of Xiaodu, there is no reason to believe that any Xiaodu Required Governmental Consent which is subject to periodic renewal will not be granted or renewed. No Xiaodu Group Company has received any letter or other written communication from any Governmental Entity threatening or providing notice of revocation of any Xiaodu Required Governmental Consent issued to any Xiaodu Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Xiaodu Group Company.

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7.    Tax Matters. Except as disclosed in the applicable subsection of Section 7 of the Xiaodu Disclosure Schedule:

(i)    All Tax Returns required to be filed on or prior to the date hereof with respect to each Xiaodu Group Company have been duly and timely filed (taking into account any extension of time to file granted or obtained) by such Xiaodu Group Company in accordance with the applicable Laws and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. To the Knowledge of Xiaodu, each Xiaodu Group Company has paid in full all Taxes (whether or not shown on any Tax Return) required to be paid by it, except such Taxes, if any, as are being contested in good faith and as to which adequate reserve (determined in accordance with the Accounting Standards) have been provided in the Xiaodu Financial Statements. No deficiencies for any Taxes with respect to any Tax Returns have been asserted in writing by, and no notice of any pending action with respect to such Tax Returns has been received from, any Tax authority, and no dispute relating to any Tax Returns with any such Tax authority is outstanding or contemplated. To the Knowledge of Xiaodu, each Xiaodu Group Company has paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and timely remitted to the appropriate Governmental Entity all Taxes which it is obligated to withhold and remit from amounts owed to any employee, creditor, customer or any other Person.

(ii)    The provisions for Taxes in the Xiaodu Financial Statements fully reflect all unpaid Taxes of each Xiaodu Group Company (as determined in accordance with the Accounting Standards), whether or not assessed or disputed as of the date of the applicable Xiaodu Financial Statements. The unpaid Taxes of any Xiaodu Group Company (i) did not, as of the date of the applicable Xiaodu Financial Statements, exceed the reserve for Tax Liability (which shall not include any reserve established for deferred Taxes to reflect timing differences between book and Tax income) set forth on the face of the applicable Xiaodu Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the date of the Closing in accordance with the past custom and practice of each Xiaodu Group Company in filing its Tax Returns.

(iii)    No tax audits or administrative or judicial Tax proceedings by any Governmental Entity with respect to any Xiaodu Group Company is currently in progress, nor has any Xiaodu Group Company received any written notice issued by any Governmental Entity threatening the commencement of such foregoing proceedings. No assessment of Tax has been proposed in writing against any Xiaodu Group Company or any of their assets or properties. No Xiaodu Group Company has received from any Governmental Entity (including jurisdictions where such Xiaodu Group Company has not filed Tax Returns) any (i) notice indicating an intent to open audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Entity against such Xiaodu Group Company. No Xiaodu Group Company is subject to any waivers or extensions of applicable statutes of limitations with respect to Taxes for any year. Except for extensions applied for and granted in the ordinary practice of the applicable jurisdiction, no Xiaodu Group Company currently is the beneficiary of any extension of time within which to file any Tax Return.

(iv)    No Xiaodu Group Company is being the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or has received any written notices of any threatened examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Xiaodu Group Company is responsible for the Taxes of any other Person by reason of Contract, successor Liability, operation of Law or otherwise.

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(v)    Since the Xiaodu Statement Date, no Xiaodu Group Company has incurred any material Taxes other than in the ordinary course of business consistent with past custom and practice. No Xiaodu Group Company has received any written claim from any Governmental Entity in a jurisdiction where such Xiaodu Group Company does not file Tax Returns that such Xiaodu Group Company is or may be subject to taxation by that jurisdiction. No Xiaodu Group Company is treated as a resident for Tax purposes of, or is otherwise subject to income Tax in, or has branch, permanent establishment, agency of other taxable presence in, any jurisdiction other than the jurisdiction in which it has been established. The Xiaodu Group Companies have fulfilled all the material terms, requirements and criteria for the continuance of all applicable Tax incentives, Tax holidays and Tax rulings, including concessional Tax rate, Tax relief, Tax exemption, Tax refund, Tax credit, and other Tax reduction agreement or order available under any applicable Law. Each such Tax incentives, Tax holidays, Tax rulings and other Tax reduction agreement or order is expected to remain in full effect throughout the current effective period thereof after the Closing and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, and no Xiaodu Group Company has received any notice to the contrary or is aware of any event that may result in repeal, cancellation, revocation, or return of such entitlements. All exemptions, reductions and rebates of material Taxes granted to any Xiaodu Group Company by a Governmental Entity are in full force and effect and have not been terminated. No Xiaodu Group Company will be required to include material amounts in income, or exclude material items of deduction, or qualification for Tax exemption, Tax holiday, Tax credit, Tax incentive or Tax refund, in any taxable period beginning after the date of the Closing as a result of (i) a change in method of accounting occurring on or prior to the date of the Closing, (ii) agreement with any Governmental Entity executed on or prior to the date of the Closing, (iii) installment sale or open transaction disposition made on or prior to the date of the Closing, or (iv) prepaid amount received on or prior to the date of the Closing. The transactions contemplated under this Agreement and the other Transaction Agreements to which any Xiaodu Group Company is a party are not in violation of any applicable Law regarding Tax, and will not result in any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund being revoked, cancelled or terminated or trigger any Tax Liability for any Xiaodu Group Company. There are no Liens for Taxes (other than Permitted Liens) on any assets of any Xiaodu Group Company.

(vi)    The Xiaodu Group Companies are in compliance with all applicable transfer pricing Laws in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Xiaodu Group Companies. All of the transactions between any Xiaodu Group Company and any other Xiaodu Related Party have been effected on an arm’s-length basis. There are no circumstances which have caused or could cause any Governmental Entity to make any transfer pricing adjustment to the profits of any Xiaodu Group Company, or require any such adjustment to be made to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or threatened.

(vii)    No Xiaodu Group Company is a party to, involved with, bound by or otherwise subject to any Tax sharing, indemnity or allocation agreement or other similar arrangement with any Person (other than a commercial agreement entered into in the ordinary course of business and the principal purpose of which is not the sharing or allocation of Taxes) with respect to Taxes nor does any Xiaodu Group Company owe any amount under any such agreement. No Xiaodu Group Company is a member of an affiliated or combined taxation group with any Person other than the other Xiaodu Group Companies. No Xiaodu Group Company has any Liability for the Taxes of any Person (other than any other Xiaodu Group Company) as a result of such Xiaodu Group Company being part of or owned by, or ceasing to be part of or owned by, an affiliated, combined, consolidated, unitary or other similar group prior to the Closing, as a transferee or successor, by Contract or otherwise.

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(viii)    No Xiaodu Group Company has entered into: (a) any transaction the sole or main purpose of which was the avoidance or deferral or reduction of Tax by any Xiaodu Group Company or any associated Person or (b) any transaction the objective of which was the exclusion or reduction of the amount of any income, profits, gains, sales, supplies or imports made or enjoyed by any Xiaodu Group Company or any associated Person for any Tax purpose, or the creation or increase of the amount of any deduction, loss, allowance or credit claimed or intended to be claimed by any Xiaodu Group Company or any associated Person for any Tax purpose, that may be challenged, disallowed or investigated by any Governmental Entity.

(ix)    Each Xiaodu Group Company has complied in all material respects with all statutory provisions rules, regulations, orders and directions in respect of any value added or similar Tax on consumption, has promptly submitted accurate returns, maintains full and accurate records, and has never been subject to any material interest, forfeiture, surcharge or penalty and is not a member of a group or consolidation with any other company for the purposes of value added Tax.

(x)    No Xiaodu Group Company has entered into any concession, agreements (including agreements for the deferred payment of any Tax Liability) or other formal or informal arrangement with any Governmental Entity relating to the Xiaodu Group Companies.

(xi)    Xiaodu will not be required to pay any Taxes under the Laws of the PRC with respect to the transactions contemplated by this Agreement and the other Transaction Agreements.

(xii)    Xiaodu is treated as a corporation for U.S. federal income tax purposes. No Xiaodu Group Company has filed any U.S. Tax election, including any entity classification election pursuant to any applicable U.S. Treasury Regulations. No Xiaodu Group Company is a PFIC, CFC or a U.S. Real Property Holding Corporation. No Xiaodu Group Company anticipates that it will become a PFIC, CFC or a U.S. Real Property Holding Corporation in the foreseeable future. No Xiaodu Group Company owns a less than twenty-five percent (25%) equity interest (by value) in any other entity.

8.    Charter Documents; Books and Records. Each Xiaodu Group Company has been in compliance in all material respects with its Charter Documents, and none of the Xiaodu Group Companies has violated or breached any of their respective Charter Documents in any material respect. Each Xiaodu Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Xiaodu Financial Statements (as defined below) to be prepared in accordance with the Accounting Standards. The register of members, the register of directors and officers and the register of mortgages and charges (if applicable) of each Xiaodu Group Company is correct and current, there has been no notice of any proceedings to rectify any such register, and to the Knowledge of Xiaodu there are no circumstances which might lead to any application for its rectification. All documents required to be filed by each Xiaodu Group Company with the applicable Governmental Entity in respect of the relevant jurisdiction in which such Xiaodu Group Company is being incorporated have been properly made up and filed.

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9.    Financial Statements.

(i)    Section 9 of the Xiaodu Disclosure Schedule sets forth the audited consolidated balance sheet, statement of income and statement of cash flows for the Xiaodu Group Companies as of and for the fiscal year ended December 31, 2016 (the “Xiaodu Statement Date”) (the “Xiaodu Financial Statements”). Except as otherwise disclosed in Section 9 of the Xiaodu Disclosure Schedule, the Xiaodu Financial Statements (a) fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Xiaodu Group Companies as of the dates and for the periods presented therein, and (b) were prepared in accordance with the Accounting Standards applied on a consistent basis throughout the periods presented. All of the accounts receivable owing to any of the Xiaodu Group Companies, including without limitation all accounts receivable set forth on the Xiaodu Financial Statements, constitute valid and enforceable claims and are current and collectible in the ordinary course of business in all material respects, net of any reserves shown on the Xiaodu Financial Statements (which reserves are adequate). There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of any Xiaodu Group Company.

(ii)    No facts have come to the attention of Xiaodu that have caused Xiaodu to believe that the financial data and information of Xiaodu Group Companies set forth in Schedule 9 attached hereto contain any untrue statement of a material fact.

10.    Changes. Since the Xiaodu Statement Date, each Xiaodu Group Company has (i) operated its business in the ordinary course consistent with its past practice, (ii) used its reasonable best efforts to preserve its business, (iii) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, and (iv) not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business consistent with past practice. Except for those disclosed in Section 10 of the Xiaodu Disclosure Schedule or as expressly provided in the Transaction Agreements, since the Xiaodu Statement Date, there has not been:

(i)    any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice;

(ii)    any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof, or any sale or disposition of any business or division thereof;

(iii)    any sale, assignment, exclusive license, or transfer of any Intellectual Property of any Xiaodu Group Company (other than a transfer to Xiaodu or a wholly owned Xiaodu Group Company);

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(iv)    any waiver, termination, cancellation, settlement or compromise of a valuable right, debt or claim;

(v)    any incurrence, creation, assumption, repayment, satisfaction, or discharge of (A) any material Lien (other than Permitted Liens) or (B) any Indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

(vi)    any amendment to or termination of any Xiaodu Material Contract, any entering of any new Contract that would have been a Xiaodu Material Contract if in effect on the date hereof, or any amendment to or waiver under any Charter Document;

(vii)    any change in any compensation arrangement or Contract with any employee of any Xiaodu Group Company, or adoption of any new Benefit Plan, or made any material change in any existing Benefit Plan;

(viii)    any declaration, setting aside or payment or other distribution in respect of any Equity Securities of any Xiaodu Group Company, or any issuance, transfer, redemption, purchase or acquisition of any Equity Securities by any Xiaodu Group Company;

(ix)    any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operation or business of any Xiaodu Group Company;

(x)    any material change in accounting principles, methods or practices or any revaluation of any of its assets;

(xi)    except in the ordinary course of business consistent with its past practice, settlement of any claim or assessment in respect of any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return;

(xii)    any commencement or settlement of any material Action;

(xiii)    any authorization, sale, issuance, transfer, pledge or other disposition of any Equity Securities of any Xiaodu Group Company;

(xiv)    any resignation or termination of any Xiaodu Key Employee or any material group of employees of any Xiaodu Group Company;

(xv)    any transaction with any Xiaodu Related Party; or

(xvi)    any agreement or commitment to do any of the things described in this Section 10.

11.    Actions. Except for those disclosed in Section 11 of the Xiaodu Disclosure Schedule, there is no Action pending or, to the Knowledge of Xiaodu, adversely affecting any Xiaodu Group Company with respect to its businesses and there is no judgment or award unsatisfied against any Xiaodu Group Company, nor is there any Governmental Order in effect and binding on any Xiaodu Group Company or their respective assets or properties. There is no Action pending by any Xiaodu Group Company against any third party nor does any Xiaodu Group Company intend to commence any such Action. No Governmental Entity has at any time challenged or questioned in writing the legal right of any Xiaodu Group Company to conduct its business as presently being conducted.

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12.    Liabilities. Except as disclosed in Section 12 of the Xiaodu Disclosure Schedule, no Xiaodu Group Company has any Liabilities of the type required to be disclosed on a balance sheet except for (i) Liabilities set forth in the balance sheet that have not been satisfied since the Xiaodu Statement Date and (ii) current Liabilities incurred since the Xiaodu Statement Date in the ordinary course of business consistent with its past practices and which do not exceed US$500,000 in the aggregate. Except as disclosed in Section 12 of the Xiaodu Disclosure Schedule and for the Indebtedness incurred in the ordinary course of business, none of the Xiaodu Group Companies has any Indebtedness that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Xiaodu Group Company has otherwise become directly or indirectly liable. None of the Xiaodu Group Companies is a guarantor or indemnitor of any Liabilities of any other Person (other than a Xiaodu Group Company).

13.    Commitments.

(i)    Except for the Transaction Agreements and the Xiaodu Control Documents, Section 13(i) of the Xiaodu Disclosure Schedule contains a complete and accurate list of all Xiaodu Material Contracts. “Xiaodu Material Contracts” means, collectively, any Contract to which a Xiaodu Group Company or any of its properties or assets is bound or subject to that (a) involves obligations (contingent or otherwise) or payments in excess of RMB2,000,000 or has an unexpired term in excess of one (1) year, (b) involves Intellectual Property that is material to a Xiaodu Group Company (other than generally available “off-the-shelf” shrink-wrap software licenses obtained by the Group on non-exclusive and non-negotiated terms), including without limitation, the licenses, (c) restricts the ability of a Xiaodu Group Company to compete or to conduct or engage in any business or activity or in any territory, (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (e) involves any provisions providing for exclusivity, non-compete, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights against any Xiaodu Group Company, or grants a power of attorney, agency or similar authority by any Xiaodu Group Company, (f) is with a Xiaodu Related Party, (g) involves Indebtedness, an extension of credit, a guaranty, deed of trust, or the grant of a Lien (other than trade credits in the ordinary course of business), (h) involves the lease, license or use of assets with an obligation of payment by any Xiaodu Group Company more than RMB150,000 per year, or the disposition or acquisition of a material amount of assets or of a business, (i) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration, (j) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases in the ordinary course of business and involving payments of less than RMB500,000 and real property leases in the ordinary course of business and involving rental payments of less than RMB150,000 per year), including without limitation, the Xiaodu Leases, (k) involves (i) the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, (ii) a sharing of profits or losses (including joint development and joint marketing Contracts), or (iii) any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person which is material to the business of a Xiaodu Group Company, (l) is between any of the Xiaodu Domestic Company and another Xiaodu Group Company, (m) is with a Governmental Entity, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities), (n) is a Benefit Plan, or a collective bargaining agreement or is with any labor union or other representatives of the employees, (o) is a brokerage or finder’s agreement, or material sales agency, marketing or distributorship Contract, (p) is with the application platforms (including without limitation, the AppStore of Apple Inc. and the Android Market of Google Inc.), (q) relates to business cooperation with any shareholder of Xiaodu or any Affiliate of such shareholder, or (r) is otherwise material to a Xiaodu Group Company or is one on which a Xiaodu Group Company is substantially dependent.

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(ii)    Except for those disclosed in Section 13(ii) of the Xiaodu Disclosure Schedule, each Xiaodu Material Contract is a valid and binding agreement of the Xiaodu Group Company that is a party thereto, the performance of which does not and will not violate, in any material respects, any applicable Law or Governmental Order, and is in full force and effect and enforceable against the parties thereto, except (x) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (y) as may be limited by Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies, and for (z) where applicable, the recognition and enforcement of arbitral award being subject to relevant Laws. Each Xiaodu Group Company has duly performed all of its obligations in all material respects under each Xiaodu Material Contract to the extent that such obligations to perform have accrued, and no material breach or default, alleged material breach or alleged default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Xiaodu Group Company or, to the Knowledge of Xiaodu, any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Agreements will occur. No Xiaodu Group Company has given notice (whether or not written) that it intends to terminate a Xiaodu Material Contract or that any other party thereto has breached, violated or defaulted under any Xiaodu Material Contract. No Xiaodu Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Xiaodu Material Contract or that any other party thereto intends to terminate such Xiaodu Material Contract.

14.    Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests.

(i)    Each Xiaodu Group Company and their respective directors, officers, employees and other Persons acting on their behalf (collectively, “Xiaodu Representatives”) are and have been in compliance with all Compliance Laws. Furthermore, except for those disclosed in Section 14 of the Xiaodu Disclosure Schedule, no Public Official (x) holds an ownership or other economic interest, direct or indirect, in any of the Xiaodu Group Companies or in the contractual relationship formed by this Agreement or (y) serves as an officer, director or employee of any Xiaodu Group Company. Without limiting the foregoing, neither any Xiaodu Group Company nor any Xiaodu Representative has, directly or indirectly, offered, promised, given, authorized or paid any money or anything of value to any Public Official or to any Person under circumstances where any Xiaodu Group Company or Xiaodu Representative knew or ought to have known that all or a portion of such money or thing of value would be offered, given, paid or promised, directly or indirectly, to a Person:

(a)    for the purpose of influencing any act or decision of a Public Official in their official capacity; inducing a Public Official to act or omit to act in violation of lawful duties; securing any improper advantage; inducing a Public Official to influence or affect any act or decision of any Governmental Entity; or assisting any Xiaodu Group Company or any Xiaodu Representative in obtaining or retaining business for or with, or directing business to, any Person; or

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(b)    in a manner that would constitute a breach of any Compliance Laws.

(ii)    Each Xiaodu Group Company has maintained complete and accurate books and records, and no assets of any Xiaodu Group Company have been used for the establishment of any unlawful or unrecorded fund of monies or other assets, or for the making of any unlawful or undisclosed payment.

(iii)    No Xiaodu Group Company or any of its Xiaodu Representatives has ever been found by a Governmental Entity to have violated any criminal or securities Law or is subject to any indictment or any government investigation for bribery. Except for those disclosed in Section 14 of the Xiaodu Disclosure Schedule, none of the beneficial owners of any Equity Securities or other interest in any Xiaodu Group Company or the current or former Xiaodu Representatives of any Xiaodu Group Company are or were Public Officials.

15.    Independent Business; Title; Properties.

(i)    Independent Business. Xiaodu is an independent business and has the resources at the Closing to operate its business after the Closing in such a manner that is consistent with its business operations before the Closing. The Xiaodu Group Companies shall be able to continuously own after the Closing all data, software, access, system, hardware and all other relevant assets that are currently used by such Xiaodu Group Companies in its ordinary course of business, except as otherwise disclosed in Section 15(i) of the Xiaodu Disclosure Schedule.

(ii)    Title; Personal Property. Each Xiaodu Group Company has good and valid title to all of its respective assets, whether tangible or intangible (including those reflected in the balance sheet, together with all assets acquired thereby since the Xiaodu Statement Date, but excluding those that have been disposed of since the Xiaodu Statement Date), in each case free and clear of all Liens, other than Permitted Liens. The foregoing assets collectively represent in all material respects all assets (including all rights and properties) necessary for the conduct of the business of each Xiaodu Group Company as presently conducted. Except for leased or licensed assets, no Person other than a Xiaodu Group Company owns any interest in any such assets. Except for those disclosed in Section 15(ii) of the Xiaodu Disclosure Schedule, all leases of real or personal property to which a Xiaodu Group Company is a party are fully effective and afford the Xiaodu Group Company valid leasehold possession of the real or personal property that is the subject of the lease.

(iii)    Real Property. No Xiaodu Group Company owns or has legal or equitable title or other right or interest in any real property other than as held pursuant to Xiaodu Leases. Section 15(iii) of the Xiaodu Disclosure Schedule sets forth each leasehold interest involving payment of rental of no less than RMB150,000 per year pursuant to which any Xiaodu Group Company holds any real property (a “Xiaodu Lease”), indicating the parties to such Xiaodu Lease, the address of the property demised under the Xiaodu Lease, the rent payable under the Xiaodu Lease and the term of the Xiaodu Lease. The particulars of the Xiaodu Leases as set forth in Section 15(iii) of the Xiaodu Disclosure Schedule are true and complete. To the Knowledge of Xiaodu, the lessor under each Xiaodu Lease is qualified and has obtained all Consents necessary to enter into such Xiaodu Lease. Except for those disclosed in Section 15(iii) of the Xiaodu Disclosure Schedule, each Xiaodu Lease is in compliance in all material respects with applicable Laws, including with respect to the ownership and operation of property and conduct of business as now conducted by the applicable Xiaodu Group Company which is a party to such Xiaodu Lease.

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(iv)    Third Party Assets. Section 15(iv) of the Xiaodu Disclosure Schedule sets out a list of such data, software, access, system, hardware and all other relevant assets that are currently used by the Xiaodu Group Companies but not owned by the Xiaodu Group Companies (the “Third Party Assets”) as well as any fees payable by the Xiaodu Group Companies for using such Third Party Assets.

16.    Related Party Transactions. Except for those disclosed in Section 16 of the Xiaodu Disclosure Schedule, (i) to the Knowledge of Xiaodu, no Xiaodu Related Party has any Contract, understanding, or proposed transaction with, or is indebted to, any Xiaodu Group Company or has any direct or indirect interest in any Xiaodu Group Company other than as set forth in Sections 2(i)-(iv) of the Xiaodu Disclosure Schedule, nor is any Xiaodu Group Company indebted (or committed to make loans or extend or guarantee credit) to any Xiaodu Related Party (other than for accrued salaries, for the current pay period, reimbursable expenses or other standard employee benefits); (ii) to the Knowledge of Xiaodu, no Xiaodu Related Party has any direct or indirect interest in any Person with which a Xiaodu Group Company is affiliated or with which a Xiaodu Group Company has a material business relationship (including any Person which purchases from or sells, licenses or furnishes to a Xiaodu Group Company any goods, intellectual or other property rights or services), or in any Contract to which a Xiaodu Group Company is a party or by which it may be bound or affected, and no Xiaodu Related Party directly or indirectly competes with, or has any interest in any Person that directly or indirectly competes with, any Xiaodu Group Company (other than ownership of less than one percent (1%) of the stock of publicly traded companies).

17.    Intellectual Property Rights.

(i)    Xiaodu IP. Except as disclosed in Section 17(i) of the Xiaodu Disclosure Schedule, each Xiaodu Group Company owns or otherwise has sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to all Intellectual Property necessary and sufficient to conduct its business as currently conducted by such Xiaodu Group Company (“Xiaodu IP”) without any conflict with or infringement of the rights of any other Person. Section 17(i) of the Xiaodu Disclosure Schedule sets forth a complete and accurate list of all Xiaodu Registered IP for each Xiaodu Group Company, including for each the relevant name or description, registration/certification or application number, and filing, registration or issue date.

(ii)    IP Ownership. Except for those disclosed in Section 17(ii) of the Xiaodu Disclosure Schedule, all Xiaodu Registered IP is owned by and registered or applied for in the name of a Xiaodu Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Xiaodu Group Company or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Xiaodu Owned IP to be invalid, unenforceable or not subsisting. No Xiaodu Group Company has entered into any agreement with a Governmental Entity or a university, college, other educational institution, start-up incubator or entities with similar nature, or research center which would grant such entities a legal basis to claim the interests or ownership in and to any Xiaodu Owned IP. No material Xiaodu Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other Person. No Xiaodu Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Xiaodu Group Company to grant or offer to any Person any license or right to any material Xiaodu Owned IP. Except for those disclosed in Section 17(ii) of the Xiaodu Disclosure Schedule, no Xiaodu Owned IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Xiaodu Group Company’s products or services, by any Xiaodu Group Company, or (b) may affect the validity, use or enforceability of such Xiaodu Owned IP. No Xiaodu Group Company has (a) transferred or assigned any material Xiaodu IP; (b) authorized the joint ownership of, any material Xiaodu IP; or (c) permitted the rights of any Xiaodu Group Company in any material Xiaodu IP to lapse or enter the public domain.

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(iii)    Infringement, Misappropriation and Claims. To the Knowledge of Xiaodu, except as disclosed in Section 17(iii) of the Xiaodu Disclosure Schedule, no Xiaodu Group Company has violated, infringed or misappropriated in any material respect any Intellectual Property of any other Person, nor has any Xiaodu Group Company received any written notice alleging any of the foregoing. To the Knowledge of Xiaodu, except as disclosed in Section 17(iii) of the Xiaodu Disclosure Schedule, no Person has violated, infringed or misappropriated any material Xiaodu IP of any Xiaodu Group Company, and no Xiaodu Group Company has given any written notice to any other Person alleging any of the foregoing. Except as disclosed in Section 17(iii) of the Xiaodu Disclosure Schedule, no Person has challenged the ownership or use of any material Xiaodu IP by a Xiaodu Group Company. Except as disclosed in Section 17(iii) of the Xiaodu Disclosure Schedule, no Xiaodu Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(iv)    Assignments and Prior IP. To the Knowledge of Xiaodu, except as disclosed in Section 17(iv) of the Xiaodu Disclosure Schedule, all employees, contractors, agents and consultants of a Xiaodu Group Company who are or were specifically employed or engaged in the creation of any Intellectual Property for such Xiaodu Group Company as well as all directors of each Xiaodu Group Company have executed an assignment of inventions agreement that vests in a Xiaodu Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. All employee inventors of Xiaodu Owned IP have received reasonable reward and remuneration from a Xiaodu Group Company for his/her service inventions or service technology achievements in accordance with the applicable Laws of the PRC. To the Knowledge of Xiaodu and except for those disclosed in Section 17(iv) of the Xiaodu Disclosure Schedule, it will not be necessary to utilize any Intellectual Property of any such Persons made prior to their employment by a Xiaodu Group Company, except for those that are exclusively owned by a Xiaodu Group Company, and none of such Intellectual Property has been utilized by any Xiaodu Group Company. To the Knowledge of Xiaodu, none of the employees, consultants or independent contractors, currently or previously employed or otherwise engaged by any Xiaodu Group Company, (a) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Xiaodu Group Company or to any other Persons (including but not limited to former employers, if any), or (b) is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Xiaodu Group Companies or that would conflict with the business of such Xiaodu Group Company as presently conducted.

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(v)    Protection of IP. Each Xiaodu Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard material Xiaodu IP and made all applicable filings, registrations and payments of fees in connection with the foregoing. To the extent that any Xiaodu IP has been developed or created independently or jointly by an independent contractor or other third party entrusted by any Xiaodu Group Company, such Xiaodu Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

18.    Labor and Employment Matters.

(i)    Except for those disclosed in Section 18(i) of the Xiaodu Disclosure Schedule, each Xiaodu Group Company has complied in all material respects with all applicable Laws related to labor or employment, including provisions thereof relating to wages, hours, working conditions, benefits, retirement, social welfare, equal opportunity and collective bargaining. To the Knowledge of Xiaodu, there is not pending or to the Knowledge of Xiaodu threatened, and there has not been since the incorporation of each Xiaodu Group Company, any Action relating to the violation or alleged violation of any applicable Laws by such Xiaodu Group Company related to labor or employment, including any charge or complaint filed by an employee with any Governmental Entity or any Xiaodu Group Company.

(ii)    Except for those disclosed in Section 18(ii) of the Xiaodu Disclosure Schedule, no Liability has been or is expected to be incurred by any Xiaodu Group Companies under or pursuant to any applicable Laws relating to any Benefit Plan or individual employment compensation agreement, and, to the Knowledge of Xiaodu, no event, transaction or condition has occurred or exists that would result in any such Liability to any Xiaodu Group Companies. Each of the Benefit Plans listed in Section 18(ii) of the Xiaodu Disclosure Schedule is and has at all times been in compliance in material respects with all applicable Laws (including without limitation, SAFE Rules and Regulations, if applicable), and all contributions to, and payments for each such Benefit Plan have been timely made. There are no pending or, to the Knowledge of Xiaodu, threatened Actions involving any Benefit Plan listed in Section 18(ii) of the Xiaodu Disclosure Schedule (except for claims for benefits payable in the normal operation of any Benefit Plan). Each Xiaodu Group Company maintains, and has fully funded, each Benefit Plan and any other labor-related plans if it is required by Law or by Contract to maintain and fully fund such Benefit Plan or other labor-related plan. Except for those disclosed in Section 18(ii) of the Xiaodu Disclosure Schedule, each Xiaodu Group Company is in compliance in all material respects with all Laws and Contracts relating to its provision of any form of social insurance, and has paid, or made provision for the payment of, all social insurance contributions required under applicable Laws and Contracts.

(iii)    There has not been, and there is not now pending or, to the Knowledge of Xiaodu, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Xiaodu Group Company. No Xiaodu Group Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral Contract, commitment or arrangement with any labor union or any collective bargaining agreements.

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(iv)    Section 18(iv) of the Xiaodu Disclosure Schedule sets forth the names and titles of all of the Xiaodu Key Employees as of the date hereof. Each Xiaodu Key Employee is currently devoting all of his or her business time to the conduct of the business of the applicable Xiaodu Group Company. No Xiaodu Key Employee is subject to any covenant restricting him/her from working for any Xiaodu Group Company. No Xiaodu Key Employee, is prohibited by any Contract or any Governmental Order from being employed by, or contracting with, such Xiaodu Group Company. No Xiaodu Group Company has received any notice alleging that any such violation has occurred. No Xiaodu Key Employee is currently working or, to the Knowledge of Xiaodu, plans to work for any other Person that competes with any Xiaodu Group Company, whether or not such individual is or will be compensated by such Person. No Xiaodu Key Employee or any group of employees of any Xiaodu Group Company has given any notice of an intent to terminate their employment with any Xiaodu Group Company, nor does any Xiaodu Group Company have a present intention to terminate the employment of any Xiaodu Key Employee or any group of employees.

19.    Insolvency. There has not been commenced against any Xiaodu Group Company an involuntary case under any applicable national, provincial, city, local or foreign bankruptcy, insolvency, receivership or similar laws now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such person or for any substantial part of its property or for the winding up or liquidation of its affairs.

20.    Internal Controls. Each Xiaodu Group Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Standards and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and no Xiaodu Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business.

21.    Insurance. Expect as for those disclosed in Section 21 of the Xiaodu Disclosure Schedule, none of any Xiaodu Group Company purchases or maintains any insurance or bond with respect to its operation of the business.

22.    Provision of Contracts Containing Restrictive Provisions. To the Knowledge of Xiaodu, Xiaodu has provided Rajax with all of the Contracts to which any Xiaodu Group Company is a party containing any Restrictive Provision.

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Schedule 3A

Warranties of Baidu HK

Baidu HK warrants to Rajax and Rajax Merger Sub that (i) each warranty set out in this Schedule 3A, and (ii) to the Knowledge of Baidu HK, each warranty set out in Sections 1 to 4, 7 and 9 of Schedule 3, is true, accurate and not misleading as at the date of this Agreement and as at Closing as if repeated immediately before Closing (with references to the date of this Agreement being substituted by references to the Closing Date) by reference to the facts and circumstances then existing.

1.    Organization and Good Standing. Baidu HK is a company duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or formation.

2.    Authorization. Baidu HK has all requisite power and authority to execute and deliver the Transaction Agreements to which it is a party and to carry out and perform its obligations thereunder. All action on the part of Baidu HK necessary for the authorization, execution and delivery of the Transaction Agreements to which it is a party, and the performance of all obligations of Baidu HK thereunder, has been taken or will be taken prior to the Closing. Each Transaction Agreement to which Baidu HK is a party has been, or will be on or prior to the Closing, duly executed and delivered by Baidu HK, enforceable against Baidu HK in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and for (iii) where applicable, the recognition and enforcement of arbitral awards being subject to relevant Laws.

4.    Actions. To Baidu HK’s Knowledge, except for those disclosed in Section 11 of the Xiaodu Disclosure Schedule, there is no Action pending adversely affecting any Xiaodu Group Company with respect to its businesses and there is no judgment or award unsatisfied against any Xiaodu Group Company, nor is there any Governmental Order in effect and binding on any Xiaodu Group Company or their respective assets or properties. There is no Action pending by any Xiaodu Group Company against any third party nor does any Xiaodu Group Company intend to commence any such Action. No Governmental Entity has at any time challenged or questioned in writing the legal right of any Xiaodu Group Company to conduct its business as presently being conducted.

5.    Holding Company Status. Neither Xiaodu and Xiaodu HK Subsidiary has traded or incurred any liabilities or commitments (actual or contingent, present or future).

6.    Independent Business; Title; Properties.

(i)     Independent Business. Xiaodu is an independent business and, to the Knowledge of Baidu HK, has the resources at the Closing to operate its business after the Closing in such a manner that is consistent with its business operations before the Closing. To the Knowledge of Baidu HK, the Xiaodu Group Companies shall be able to continuously own after the Closing all data, software, access, system, hardware and all other relevant assets that are currently used by such Xiaodu Group Companies in its ordinary course of business, except as otherwise disclosed in the Xiaodu Disclosure Schedule.

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(ii)    Third Party Assets. Section 15(iv) of the Xiaodu Disclosure Schedule sets out a list of Xiaodu’s Third Party Assets as well as any fees payable by the Xiaodu Group Companies for using such Third Party Assets.

7.    Conduct of Business and Compliance with Laws and Regulations. To the Knowledge of Baidu HK, each Xiaodu Group Company has full corporate power and authority under its constitutional documents and applicable laws and regulations to own its properties and conduct its business, and conducts its business in accordance with applicable Laws, except for instances of non-compliance that would not have a Xiaodu Material Adverse Effect.

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Schedule 4

Warranties of Rajax

Except as set forth in the section of the disclosure schedule delivered to Baidu HK by Rajax on the date hereof (the “Rajax Disclosure Schedule”), attached as Schedule 6 hereto, that specifically relates to a specified section or subsection of this Schedule 4, or any other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection, Rajax warrants to Xiaodu and Baidu HK that each warranty set out in Schedule 4 is true, accurate and not misleading as at the date of this Agreement and as at Closing as if repeated immediately before Closing (with references to the date of this Agreement being substituted by references to the Closing Date) by reference to the facts and circumstances then existing.

1.    Organization, Good Standing and Qualification. Each Rajax Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations under each of the Transaction Agreements, the Rajax Control Documents and the Rajax Supplemental Control Documents to which it is a party. Except as set forth in Section 1 of the Rajax Disclosure Schedule, each Rajax Group Company is qualified to do business in the manner presently conducted and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would be a Rajax Material Adverse Effect. Except as disclosed in Section 1 of the Rajax Disclosure Schedule, each Rajax Group Company that is a PRC entity has a valid business license issued by the SAIC or its local branch or other relevant Governmental Entities, and has, since its establishment, carried on its business in compliance with the business scope set forth in its business license.

2.    Capitalization and Voting Rights.

(i)    Rajax. Immediately prior to the Closing, the authorized share capital of Rajax shall be US$500,000 divided into (a) a total of 26,962,943,820 authorized ordinary shares, 591,311,917 of which are issued and outstanding, 856,132,057 of which have been reserved for issuance pursuant to the Rajax Share Incentive Plans, 1,033,558,41 of which have been reserved for issuance in respect of outstanding restricted share units and 13,037,056,180 of which have been reserved for issuance upon conversion of the preferred shares; (b) a total of 13,037,056,180 authorized preferred shares, 449,999,920 of which are designated as Series A preferred shares, all of which are issued and outstanding; 350,000,000 of which are designated as Series B preferred shares, all of which are issued and outstanding; 555,555,520 of which are designated as Series C preferred shares, all of which are issued and outstanding; 592,074,960 of which are designated as Series D preferred shares, all of which are issued and outstanding; 1,833,333,278 of which are designated as Series E preferred shares, all of which are issued and outstanding; 1,528,943,088 of which are designated as Series F preferred shares, all of which are issued and outstanding; 2,974,476,361 of which are designated as Series F-1 preferred shares; all of which are issued and outstanding; 1,865,592,383 of which are designated as Series G preferred shares; 782,937,131 of which are issued and outstanding, 2,887,080,670 of which are designated as Series G-1 preferred shares, none of which are issued and outstanding immediately prior to the Closing. Section 2(i) of the Rajax Disclosure Schedule set forth the capitalization table of each Rajax Group Company (other than Rajax) as of immediately prior to the Closing and immediately after the Closing, in each case reflecting all then outstanding and authorized Equity Securities of such Rajax Group Company, the record and beneficial holders thereof, the issuance date, and the terms of any vesting applicable thereto. Schedule 10 of this Agreement sets forth the capitalization table of Rajax immediately before the Closing.

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(ii)    Rajax HK Subsidiary. The authorized share capital of the Rajax HK Subsidiary is, as of the date of this Agreement, HK$1,000, divided into 10,000,000 shares of HK$0.0000999 each, all of which will be issued and outstanding and held by Rajax.

(iii)    Rajax WFOE. The registered capital of the Rajax WFOE is set forth opposite its name on Section 2(iii) of the Rajax Disclosure Schedule, together with an accurate list of the record and beneficial owners of such registered capital.

(iv)    Rajax WFOE Subsidiary. The registered capital of the Rajax WFOE Subsidiary is set forth opposite its name on Section 2(iv) of the Rajax Disclosure Schedule, together with an accurate list of the record and beneficial owners of such registered capital.

(v)    Rajax Domestic Company. The registered capital of the Rajax Domestic Company is set forth opposite its name on Section 2(v) of the Rajax Disclosure Schedule, together with an accurate list of the record and SAIC registered owners of such registered capital.

(vi)    No Other Securities. Except as set forth in Sections 2(i)-(vii) of the Rajax Disclosure Schedule and for (a) the conversion privileges of the preferred shares, (b) certain rights provided in the Charter Documents of Rajax as currently in effect, and (c) certain rights provided in this Agreement, the Rajax Shareholders Agreement, the Rajax ROFR Agreement, the Share Restriction Agreements (as defined in the Rajax Amended Memorandum and Articles), the Rajax Control Documents and the Rajax Supplemental Control Documents, as of the date of this Agreement and at the Closing, (1) there are no other authorized or outstanding Equity Securities of any Rajax Group Company; (2) no Equity Securities of any Rajax Group Company are subject to any preemptive rights, rights of first refusal (except to the extent provided by applicable Laws of the PRC) or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities, and (3) no Rajax Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Rajax Group Company. Except as set forth in the Rajax Shareholders Agreement, Rajax has not granted any registration rights or information rights to any other Person (except to the extent provided by applicable Laws of the PRC), nor is Rajax obliged to list any of the Equity Securities of any Rajax Group Companies on any securities exchange. Other than the Rajax Share Incentive Plans, no Rajax Group Company is bound by any equity incentive plan.

(vii)    Issuance and Status. All presently outstanding Equity Securities of each Rajax Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts. Except for those disclosed in Section 2(vii) of the Rajax Disclosure Schedule, all share capital or registered capital, as the case may be, of each Rajax Group Company have been duly and validly issued, are fully paid (or subscribed for) and non-assessable, and are and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer under the Rajax Control Documents, the Rajax Shareholders Agreement, the Rajax ROFR Agreement, the Charter Documents of Rajax and applicable Laws). Except as contemplated under the Transaction Agreements, the Rajax Control Documents, the Rajax Supplemental Control Documents and as set forth in Section 2(vii) of the Rajax Disclosure Schedule, there are no (a) resolutions pending to increase the share capital or registered capital of any Rajax Group Company or cause the liquidation, winding up, or dissolution of any Rajax Group Company, nor has any distress, execution or other process been levied against any Rajax Group Company, (b) dividends which have accrued or been declared but are unpaid by any Rajax Group Company, (c) obligations, contingent or otherwise, of any Rajax Group Company to repurchase, redeem, or otherwise acquire any Equity Securities, or (d) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Rajax Group Company.

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(viii)    Title. Except disclosed Section 2(viii) of the Rajax Disclosure Schedule, the shares held by the Rajax Principal HoldCos in Rajax are free and clear of all Liens of any kind other than those arising under applicable Law or as set forth in the Transaction Agreements, Rajax Control Documents, the Rajax Supplemental Control Documents or the Charter Documents of Rajax.

3.    Corporate Structure; Subsidiaries. Section 3 of the Rajax Disclosure Schedule sets forth a complete structure chart showing the Rajax Group Companies, and indicating the ownership and control relationships among all Rajax Group Companies, the nature of the legal entity which each Rajax Group Company constitutes, the jurisdiction in which each Rajax Group Company is organized, and each jurisdiction in which each Rajax Group Company is required to be qualified or licensed to do business as a foreign Person. No Rajax Group Company owns or controls, or has ever owned or controlled, directly or indirectly, any Equity Security, interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Rajax Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person. Rajax was formed solely to acquire and hold the equity interests in the Rajax HK Subsidiary and the Rajax HK Subsidiary was formed solely to acquire and hold the equity interests in the Rajax WFOE. Except for those disclosed in Section 3 of the Rajax Disclosure Schedule, neither Rajax nor the Rajax HK Subsidiary has engaged in any other business and has not incurred any Liability since its formation. Each of the Rajax WFOE, the Rajax WFOE Subsidiary and the Rajax Domestic Company is engaged in the business as set forth in the Recitals and has no other business. Except for those disclosed in Section 3 of the Rajax Disclosure Schedule, no Rajax Principal and no Person owned or controlled by any Rajax Principal (other than a Rajax Group Company), is engaged in the Business or has any assets in relation to the Business or any Contract with any Rajax Group Company. All the historical changes to the share capital of each of the Rajax Group Companies and historical transfers of equity interest in each of the Rajax Group Companies were made in compliance with the applicable Laws and applicable Contracts, and there are no outstanding Liabilities in connection with such historical changes or historical transfers. Except for the Rajax Principal HoldCos, the Rajax Group Companies or otherwise as disclosed in Section 3 of the Rajax Disclosure Schedule, none of the Rajax Principals owns, directly or indirectly, legally or beneficially, any equity or other ownership interest in any Person (excluding companies whose shares are publicly traded on a recognized securities exchange).

4.    Authorization. Except as otherwise disclosed in Section 4 of the Rajax Disclosure Schedule, each of Rajax and Rajax Merger Sub has all requisite power and authority to execute and deliver the Transaction Agreements to which it is a party and to carry out and perform its obligations thereunder. The authorization, issuance (or reservation for issuance), sale and delivery of the Rajax G-1 Shares has been taken or will be taken prior to the Closing. Each of Transaction Agreements has been, or will be on or prior to the Closing, duly executed and delivered by each of Rajax and Rajax Merger Sub and constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and (iii) where applicable, the recognition and enforcement of arbitral award being subject to relevant Laws.

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5.    Valid Issuance of Shares. The Rajax G-1 Shares to be issued hereunder, when issued, delivered and paid for in accordance with the terms of this Agreement, for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable Laws and under the Rajax Shareholders Agreement, the Rajax ROFR Agreement, and the Charter Documents of Rajax. The issuance of the Rajax G-1 Shares hereunder is not subject to any preemptive rights, rights of first refusal or similar rights, or such rights have been duly waived.

6.    SAFE Rules and Regulations; Consents; No Conflicts. Except for those disclosed in Section 6 of the Rajax Disclosure Schedule, all SAFE Rules and Regulations have been fully complied with and all requisite approvals or registration certificates required under the SAFE Rules and Regulations in relation thereto have been duly and lawfully obtained and are in full force and effect, and to the Knowledge of Rajax, there exist no grounds on which any such approval or registration certificate may be cancelled or revoked or the Rajax Domestic Company, the Rajax WFOE, the Rajax WFOE Subsidiary or their respective legal representative may be subject to liability or penalties for misrepresentations or failures to disclose information to the issuing SAFE. Rajax has never received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations. Except as set forth in Section 6 of the Rajax Disclosure Schedule, all Consents from or with any Governmental Entity or any other Person required in connection with the valid execution, delivery and performance of the Transaction Agreements, and the consummation of the transactions contemplated by the Transaction Agreements have been duly obtained or completed (as applicable) and are in full force and effect. Except as set forth in Section 6 of the Rajax Disclosure Schedule, the execution, delivery and performance of each Transaction Agreement by each of Rajax and Rajax Merger Sub do not, and the consummation by such party of the transactions contemplated thereby will not, (i) result in any violation of, be in conflict with, or constitute a default under, require any Consent under, or give any Person rights of termination, amendment, acceleration or cancellation under, with or without the passage of time or the giving of notice, any Governmental Order, any provision of the Charter Documents of any Rajax Group Company, any applicable Laws (including without limitation, Order No. 10 and the SAFE Rules and Regulations), or any Rajax Material Contract, (ii) result in any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any Rajax Group Company (including without limitation, any Indebtedness of such Rajax Group Company), or (iii) result in the creation of any Lien upon any of the material properties or assets of any Rajax Group Company other than Permitted Liens.

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7.    Offering. Subject in part to the accuracy of Baidu HK’s representations set forth in Schedule 3 of this Agreement, the offer, sale and issuance of the Rajax G-1 Shares to applicable Approved Xiaodu Shareholders are exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any other applicable securities Laws.

8.    Compliance with Laws; Consents.

(i)    Except as disclosed in the Section 8(i) of the Rajax Disclosure Schedule, each Rajax Group Company is in compliance in all material respects with all applicable Laws. The business of each Rajax Group Company as now conducted and as presently planned to be conducted are in compliance in all material respects with all applicable Laws. No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a material violation by any Rajax Group Company of, or a failure on the part of such entity to comply with, any applicable Laws, in any material respect, or (b) may give rise to any material obligation on the part of any Rajax Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Rajax Group Companies has received any notice from any Governmental Entity regarding any of the foregoing. To the Knowledge of Rajax, no Rajax Group Company is under investigation with respect to a material violation of any Law.

(ii)    Except as set forth in Section 8(ii) of the Rajax Disclosure Schedule, all Consents from or with the relevant Governmental Entity required in respect of the due and proper establishment and operations of each Rajax Group Company as now conducted (collectively, the “Rajax Required Governmental Consents”), have been duly obtained or completed in accordance with all applicable Laws. Without limiting the generality of the foregoing, each store that has commenced operations at any time prior to the Closing has duly obtained both the Business License (营业执照) and the Food Operation License (食品经营许可证) from the relevant Governmental Entities and has completed its respective environmental assessment (if applicable).

(iii)    Except as set forth in the Rajax Disclosure Schedule, no Rajax Required Governmental Consent contains any materially burdensome restrictions or conditions, and each Rajax Required Governmental Consent is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. None of the Rajax Group Companies is in material default under any Rajax Required Governmental Consent. To the Knowledge of Rajax, there is no reason to believe that any Rajax Required Governmental Consent which is subject to periodic renewal will not be granted or renewed. No Rajax Group Company has received any letter or other written communication from any Governmental Entity threatening or providing notice of revocation of any Rajax Required Governmental Consent issued to any Rajax Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Rajax Group Company.

9.    Tax Matters. Except as disclosed in the applicable subsection of Section 9 of the Rajax Disclosure Schedule:

(i)    All Tax Returns required to be filed on or prior to the date hereof with respect to each Rajax Group Company have been duly and timely filed (taking into account any extension of time to file granted or obtained) by such Rajax Group Company in accordance with the applicable Laws and all such Tax Returns are true, correct and complete and were prepared in compliance with all applicable Laws. To the Knowledge of Rajax, each Rajax Group Company has paid in full all Taxes (whether or not shown on any Tax Return) required to be paid by it, except such Taxes, if any, as are being contested in good faith and as to which adequate reserve (determined in accordance with the Accounting Standards) have been provided in the Rajax Financial Statements. No deficiencies for any Taxes with respect to any Tax Returns have been asserted in writing by, and no notice of any pending action with respect to such Tax Returns has been received from, any Tax authority, and no dispute relating to any Tax Returns with any such Tax authority is outstanding or contemplated. To the Knowledge of Rajax, each Rajax Group Company has paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and timely remitted to the appropriate Governmental Entity all Taxes which it is obligated to withhold and remit from amounts owed to any employee, creditor, customer or any other Person.

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(ii)    The provisions for Taxes in the Rajax Financial Statements fully reflect all unpaid Taxes of each Rajax Group Company (as determined in accordance with the Accounting Standards), whether or not assessed or disputed as of the date of the applicable Rajax Financial Statements. The unpaid Taxes of any Rajax Group Company (i) did not, as of the date of the applicable Rajax Financial Statements, exceed the reserve for Tax Liability (which shall not include any reserve established for deferred Taxes to reflect timing differences between book and Tax income) set forth on the face of the applicable Rajax Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the date of the Closing in accordance with the past custom and practice of each Rajax Group Company in filing its Tax Returns.

(iii)    No Tax audits or administrative or judicial Tax proceedings by any Governmental Entity with respect to any Rajax Group Company is currently in progress, nor has any Rajax Group Company received any written notice issued by any Governmental Entity threatening the commencement of such foregoing proceedings. No assessment of Tax has been proposed in writing against any Rajax Group Company or any of their assets or properties. No Rajax Group Company has received from any Governmental Entity (including jurisdictions where such Rajax Group Company has not filed Tax Returns) any (i) notice indicating an intent to open audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Entity against such Rajax Group Company. No Rajax Group Company is subject to any waivers or extensions of applicable statutes of limitations with respect to Taxes for any year. Except for extensions applied for and granted in the ordinary practice of the applicable jurisdiction, no Rajax Group Company currently is the beneficiary of any extension of time within which to file any Tax Return.

(iv)    No Rajax Group Company is being the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or has received any written notices of any threatened examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Rajax Group Company is responsible for the Taxes of any other Person by reason of Contract, successor Liability, operation of Law or otherwise.

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(v)    Since the Rajax Statement Date, no Rajax Group Company has incurred any material Taxes other than in the ordinary course of business consistent with past custom and practice. No Rajax Group Company has received any written claim from any Governmental Entity in a jurisdiction where such Rajax Group Company does not file Tax Returns that such Rajax Group Company is or may be subject to taxation by that jurisdiction. No Rajax Group Company is treated as a resident for Tax purposes of, or is otherwise subject to income Tax in, or has branch, permanent establishment, agency of other taxable presence in, any jurisdiction other than the jurisdiction in which it has been established. The Rajax Group Companies have fulfilled all the material terms, requirements and criteria for the continuance of all applicable Tax incentives, Tax holidays and Tax rulings, including concessional Tax rate, Tax relief, Tax exemption, Tax refund, Tax credit, and other Tax reduction agreement or order available under any applicable Law. Each such Tax incentives, Tax holidays, Tax rulings and other Tax reduction agreement or order is expected to remain in full effect throughout the current effective period thereof after the Closing and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, and no Rajax Group Company has received any notice to the contrary or is aware of any event that may result in repeal, cancellation, revocation, or return of such entitlements. All exemptions, reductions and rebates of material Taxes granted to any Rajax Group Company by a Governmental Entity are in full force and effect and have not been terminated. No Rajax Group Company will be required to include material amounts in income, or exclude material items of deduction, or qualification for Tax exemption, Tax holiday, Tax credit, Tax incentive or Tax refund, in any taxable period beginning after the date of the Closing as a result of (i) a change in method of accounting occurring on or prior to the date of the Closing, (ii) agreement with any Governmental Entity executed on or prior to the date of the Closing, (iii) installment sale or open transaction disposition made on or prior to the date of the Closing, or (iv) prepaid amount received on or prior to the date of the Closing. The transactions contemplated under this Agreement and the other Transaction Agreements to which any Rajax Group Company is a party are not in violation of any applicable Law regarding Tax, and will not result in any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund being revoked, cancelled or terminated or trigger any Tax Liability for any Rajax Group Company. There are no Liens for Taxes (other than Permitted Liens) on any assets of any Rajax Group Company.

(vi)    The Rajax Group Companies are in compliance with all applicable transfer pricing Laws in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Rajax Group Companies. All of the transactions between any Rajax Group Company and any other Rajax Related Party have been effected on an arm’s-length basis. There are no circumstances which have caused or could cause any Governmental Entity to make any transfer pricing adjustment to the profits of any Rajax Group Company, or require any such adjustment to be made to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or threatened.

(vii)    No Rajax Group Company is a party to, involved with, bound by or otherwise subject to any Tax sharing, indemnity or allocation agreement or other similar arrangement with any Person (other than a commercial agreement entered into in the ordinary course of business and the principal purpose of which is not the sharing or allocation of Taxes) with respect to Taxes nor does any Rajax Group Company owe any amount under any such agreement. No Rajax Group Company is a member of an affiliated or combined taxation group with any Person other than the other Rajax Group Companies. No Rajax Group Company has any Liability for the Taxes of any Person (other than any other Rajax Group Company) as a result of such Rajax Group Company being part of or owned by, or ceasing to be part of or owned by, an affiliated, combined, consolidated, unitary or other similar group prior to the Closing, as a transferee or successor, by Contract or otherwise.

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(viii)    No Rajax Group Company has entered into: (a) any transaction the sole or main purpose of which was the avoidance or deferral or reduction of Tax by any Rajax Group Company or any associated Person or (b) any transaction the objective of which was the exclusion or reduction of the amount of any income, profits, gains, sales, supplies or imports made or enjoyed by any Rajax Group Company or any associated Person for any Tax purpose, or the creation or increase of the amount of any deduction, loss, allowance or credit claimed or intended to be claimed by any Rajax Group Company or any associated Person for any Tax purpose, that may be challenged, disallowed or investigated by any Governmental Entity.

(ix)    Each Rajax Group Company has complied in all material respects with all statutory provisions rules, regulations, orders and directions in respect of any value added or similar Tax on consumption, has promptly submitted accurate returns, maintains full and accurate records, and has never been subject to any material interest, forfeiture, surcharge or penalty and is not a member of a group or consolidation with any other company for the purposes of value added Tax.

(x)    No Rajax Group Company has entered into any concession, agreements (including agreements for the deferred payment of any Tax Liability) or other formal or informal arrangement with any Governmental Entity relating to the Rajax Group Companies.

(xi)    Rajax will not be required to pay any Taxes under the Laws of the PRC with respect to the transactions contemplated by this Agreement and the other Transaction Agreements.

(xii)    Rajax is treated as a corporation for U.S. federal income tax purposes. No Rajax Group Company has filed any U.S. Tax election, including any entity classification election pursuant to any applicable U.S. Treasury Regulations. No Rajax Group Company is a PFIC, CFC or a U.S. Real Property Holding Corporation. No Rajax Group Company anticipates that it will become a PFIC, CFC or a U.S. Real Property Holding Corporation in the foreseeable future. No Rajax Group Company owns a less than twenty-five percent (25%) equity interest (by value) in any other entity.

10.    Charter Documents; Books and Records. Each Rajax Group Company has been in compliance in all material respects with its Charter Documents, and none of the Rajax Group Companies has violated or breached any of their respective Charter Documents in any material respect. Each Rajax Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Rajax Financial Statements (as defined below) to be prepared in accordance with the Accounting Standards. The register of members and directors (if applicable) of each Rajax Group Company is correct, there has been no notice of any proceedings to rectify any such register, and to the Knowledge of Rajax there are no circumstances which might lead to any application for its rectification. All documents required to be filed by each Rajax Group Company with the applicable Governmental Entity in respect of the relevant jurisdiction in which the such Rajax Group Company is being incorporated have been properly made up and filed.

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11.    Financial Statements. Section 11 of the Rajax Disclosure Schedule sets forth the audited consolidated balance sheet, statement of income and statement of cash flows for the Rajax Group Companies as of and for the fiscal year ended December 31, 2016 (the “Rajax Statement Date”) (the “Rajax Financial Statements”). Except as otherwise disclosed in Section 11 of the Rajax Disclosure Schedule, the Rajax Financial Statements (a) fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Rajax Group Companies as of the dates and for the periods presented therein, and (b) were prepared in accordance with the Accounting Standards applied on a consistent basis throughout the periods presented. All of the accounts receivable owing to any of the Rajax Group Companies, including without limitation all accounts receivable set forth on the Rajax Financial Statements, constitute valid and enforceable claims and are current and collectible in the ordinary course of business in all material respects, net of any reserves shown on the Rajax Financial Statements (which reserves are adequate). There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of any Rajax Group Company.

12.    Changes. Since the Rajax Statement Date, each Rajax Group Company has (i) operated its business in the ordinary course consistent with its past practice, (ii) used its reasonable best efforts to preserve its business, (iii) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, and (iv) not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business consistent with past practice. Except for those disclosed in Section 12 of the Rajax Disclosure Schedule or as expressly provided in the Transaction Agreements, since the Rajax Statement Date, there has not been:

(i)    any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice;

(ii)    any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof, or any sale or disposition of any business or division thereof;

(iii)    any sale, assignment, exclusive license, or transfer of any Intellectual Property of any Rajax Group Company (other than a transfer to Rajax or a wholly owned Rajax Group Company);

(iv)    any waiver, termination, cancellation, settlement or compromise of a valuable right, debt or claim;

(v)    any incurrence, creation, assumption, repayment, satisfaction, or discharge of (A) any material Lien (other than Permitted Liens) or (B) any Indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

(vi)    any amendment to or termination of any Rajax Material Contract, any entering of any new Contract that would have been a Rajax Material Contract if in effect on the date hereof, or any amendment to or waiver under any Charter Document;

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(vii)    any change in any compensation arrangement or Contract with any employee of any Rajax Group Company, or adoption of any new Benefit Plan, or made any material change in any existing Benefit Plan;

(viii)    any declaration, setting aside or payment or other distribution in respect of any Equity Securities of any Rajax Group Company, or any issuance, transfer, redemption, purchase or acquisition of any Equity Securities by any Rajax Group Company;

(ix)    any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operation or business of any Rajax Group Company;

(x)    any material change in accounting principles, methods or practices or any revaluation of any of its assets;

(xi)    except in the ordinary course of business consistent with its past practice, settlement of any claim or assessment in respect of any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return;

(xii)    any commencement or settlement of any material Action;

(xiii)    any authorization, sale, issuance, transfer, pledge or other disposition of any Equity Securities of any Rajax Group Company;

(xiv)    any resignation or termination of any Rajax Key Employee or any material group of employees of any Rajax Group Company;

(xv)    any transaction with any Rajax Related Party; or

(xvi)    any agreement or commitment to do any of the things described in this Section 12.

13.    Actions. Except for those disclosed in Section 13 of the Rajax Disclosure Schedule, there is no Action pending or, to the Knowledge of Rajax, adversely affecting any Rajax Group Company or any of the Rajax Principals or any of the Rajax Principal HoldCos with respect to its businesses and there is no judgment or award unsatisfied against any Rajax Group Company, nor is there any Governmental Order in effect and binding on any Rajax Group Company or their respective assets or properties. There is no Action pending by any Rajax Group Company against any third party nor does any Rajax Group Company intend to commence any such Action. No Governmental Entity has at any time challenged or questioned in writing the legal right of any Rajax Group Company to conduct its business as presently being conducted.

14.    Liabilities. Except as disclosed in Section 14 of the Rajax Disclosure Schedule, no Rajax Group Company has any Liabilities of the type required to be disclosed on a balance sheet except for (i) Liabilities set forth in the balance sheet that have not been satisfied since the Rajax Statement Date, and (ii) current Liabilities incurred since the Rajax Statement Date in the ordinary course of business consistent with its past practices and which do not exceed US$500,000 in the aggregate. Except as disclosed in Section 14 of the Rajax Disclosure Schedule and for the Indebtedness incurred in the ordinary course of business, none of the Rajax Group Companies has any Indebtedness that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Rajax Group Company has otherwise become directly or indirectly liable. None of the Rajax Group Companies is a guarantor or indemnitor of any Liabilities of any other Person (other than a Rajax Group Company).

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15.    Commitments.

(i)    Except for the Transaction Agreements, the Rajax Control Documents and the Rajax Supplemental Control Documents, Section 15(i) of the Rajax Disclosure Schedule contains a complete and accurate list of all Rajax Material Contracts. “Rajax Material Contracts” means, collectively, any Contract to which a Rajax Group Company or any of its properties or assets is bound or subject to that (a) involves obligations (contingent or otherwise) or payments in excess of RMB2,000,000 or has an unexpired term in excess of one (1) year, (b) involves Intellectual Property that is material to a Rajax Group Company (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group on non-exclusive and non-negotiated terms), including without limitation, the licenses, (c) restricts the ability of a Rajax Group Company to compete or to conduct or engage in any business or activity or in any territory, (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (e) involves any provisions providing for exclusivity, non-compete, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights against any Rajax Group Company, or grants a power of attorney, agency or similar authority by any Rajax Group Company, (f) is with a Rajax Related Party, (g) involves Indebtedness, an extension of credit, a guaranty, deed of trust, or the grant of a Lien (other than trade credits in the ordinary course of business), (h) involves the lease, license or use of assets with an obligation of payment by any Rajax Group Company more than RMB150,000 per year, or the disposition or acquisition of a material amount of assets or of a business, (i) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration, (j) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases in the ordinary course of business and involving payments of less than RMB500,000 and real property leases in the ordinary course of business and involving rental payments of less than RMB150,000 per year), including without limitation, the Rajax Leases, (k) involves (i) the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, (ii) a sharing of profits or losses (including joint development and joint marketing Contracts), or (iii) any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person which is material to the business of a Rajax Group Company, (l) is between any of the Rajax Domestic Company and another Rajax Group Company, (m) is with a Governmental Entity, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities), (n) is a Benefit Plan, or a collective bargaining agreement or is with any labor union or other representatives of the employees, (o) is a brokerage or finder’s agreement, or material sales agency, marketing or distributorship Contract, (p) is with the application platforms (including without limitation, the AppStore of Apple Inc. and the Android Market of Google Inc.), (q) relates to business cooperation with any shareholder of Rajax or any Affiliate of such shareholder, or (r) is otherwise material to a Rajax Group Company or is one on which a Rajax Group Company is substantially dependent.

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(ii)    Except for those disclosed in Section 15(ii) of the Rajax Disclosure Schedule, each Rajax Material Contract is a valid and binding agreement of the Rajax Group Company that is a party thereto, the performance of which does not and will not violate, in any material respects, any applicable Law or Governmental Order, and is in full force and effect and enforceable against the parties thereto, except (x) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (y) as may be limited by Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies, and for (z) where applicable, the recognition and enforcement of arbitral award being subject to relevant Laws. Each Rajax Group Company has duly performed all of its obligations in all material respects under each Rajax Material Contract to the extent that such obligations to perform have accrued, and no material breach or default, alleged material breach or alleged default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Rajax Group Company or, to the Knowledge of Rajax, any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Agreements will occur. No Rajax Group Company has given notice (whether or not written) that it intends to terminate a Rajax Material Contract or that any other party thereto has breached, violated or defaulted under any Rajax Material Contract. No Rajax Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Rajax Material Contract or that any other party thereto intends to terminate such Rajax Material Contract.

16.    Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests.

(i)    Each Rajax Group Company and their respective directors, officers, employees and other persons acting on their behalf (collectively, “Rajax Representatives”) are and have been in compliance with all Compliance Laws. Furthermore, except for those disclosed in Section 16 of the Rajax Disclosure Schedule, no Public Official (x) holds an ownership or other economic interest, direct or indirect, in any of the Rajax Group Companies or in the contractual relationship formed by this Agreement, or (y) serves as an officer, director or employee of any Rajax Group Company. Without limiting the foregoing, neither any Rajax Group Company nor any Rajax Representative has, directly or indirectly, offered, promised, given, authorized or paid any money or anything of value to any Public Official or to any Person under circumstances where any Rajax Group Company or Rajax Representative knew or ought to have known that all or a portion of such money or thing of value would be offered, given, paid or promised, directly or indirectly, to a Person:

(a)    for the purpose of influencing any act or decision of a Public Official in their official capacity; inducing a Public Official to act or omit to act in violation of lawful duties; securing any improper advantage; inducing a Public Official to influence or affect any act or decision of any Governmental Entity; or assisting any Rajax Group Company or any Rajax Representative in obtaining or retaining business for or with, or directing business to, any Person; or

(b)    in a manner that would constitute a breach of any Compliance Laws.

(ii)    Each Rajax Group Company has maintained complete and accurate books and records, and no assets of any Rajax Group Company have been used for the establishment of any unlawful or unrecorded fund of monies or other assets, or for the making of any unlawful or undisclosed payment.

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(iii)    No Rajax Group Company or any of its Rajax Representatives has ever been found by a Governmental Entity to have violated any criminal or securities Law or is subject to any indictment or any government investigation for bribery. Except for those disclosed in Section 16 of the Rajax Disclosure Schedule, none of the beneficial owners of any Equity Securities or other interest in any Rajax Group Company or the current or former Rajax Representatives of any Rajax Group Company are or were Public Officials.

17.    Title; Properties.

(i)    Title; Personal Property. Each Rajax Group Company has good and valid title to all of its respective assets, whether tangible or intangible (including those reflected in the balance sheet, together with all assets acquired thereby since the Rajax Statement Date, but excluding those that have been disposed of since the Rajax Statement Date), in each case free and clear of all Liens, other than Permitted Liens. The foregoing assets collectively represent in all material respects all assets (including all rights and properties) necessary for the conduct of the business of each Rajax Group Company as presently conducted. Except for leased or licensed assets, no Person other than a Rajax Group Company owns any interest in any such assets. Except for those disclosed in Section 17(i) of the Rajax Disclosure Schedule, all leases of real or personal property to which a Rajax Group Company is a party are fully effective and afford the Rajax Group Company valid leasehold possession of the real or personal property that is the subject of the lease.

(ii)    Real Property. No Rajax Group Company owns or has legal or equitable title or other right or interest in any real property other than as held pursuant to Rajax Leases. Section 17(ii) of the Rajax Disclosure Schedule sets forth each leasehold interest involving payment of rental of no less than RMB150,000 per year pursuant to which any Rajax Group Company holds any real property (a “Rajax Lease”), indicating the parties to such Rajax Lease, the address of the property demised under the Rajax Lease, the rent payable under the Rajax Lease and the term of the Rajax Lease. The particulars of the Rajax Leases as set forth in Section 17(ii) of the Rajax Disclosure Schedule are true and complete. To the Knowledge of Rajax, the lessor under each Rajax Lease is qualified and has obtained all Consents necessary to enter into such Rajax Lease. Except for those disclosed in Section 17(ii) of the Rajax Disclosure Schedule, each Rajax Lease is in compliance in all material respects with applicable Laws, including with respect to the ownership and operation of property and conduct of business as now conducted by the applicable Rajax Group Company which is a party to such Rajax Lease.

18.    Related Party Transactions. Except for those disclosed in Section 18 of the Rajax Disclosure Schedule, (i) no Rajax Principal or his Affiliates, nor, to the Knowledge of Rajax, any other Rajax Related Party has any Contract, understanding, or proposed transaction with, or is indebted to, any Rajax Group Company or has any direct or indirect interest in any Rajax Group Company other than as set forth in Sections 2(i)-(iv) of the Rajax Disclosure Schedule, nor is any Rajax Group Company indebted (or committed to make loans or extend or guarantee credit) to any Rajax Related Party (other than for accrued salaries, for the current pay period, reimbursable expenses or other standard employee benefits); (ii) no Rajax Principal or his Affiliates, nor, to the Knowledge of Rajax, any other Rajax Related Party has any direct or indirect interest in any Person with which a Rajax Group Company is affiliated or with which a Rajax Group Company has a material business relationship (including any Person which purchases from or sells, licenses or furnishes to a Rajax Group Company any goods, intellectual or other property rights or services), or in any Contract to which a Rajax Group Company is a party or by which it may be bound or affected, and no Rajax Related Party directly or indirectly competes with, or has any interest in any Person that directly or indirectly competes with, any Rajax Group Company (other than ownership of less than one percent (1%) of the stock of publicly traded companies). Except for those disclosed in Section 18 of the Rajax Disclosure Schedule, no Rajax Group Company has made any loans or extended any credit to any Rajax Principal, Rajax Principal HoldCo or any other officer of any Rajax Group Company, which remain outstanding as of the date hereof.

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19.    Intellectual Property Rights.

(i)    Rajax IP. Except as disclosed in Section 19(i) of the Rajax Disclosure Schedule, each Rajax Group Company owns or otherwise has sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to all Intellectual Property necessary and sufficient to conduct its business as currently conducted by such Rajax Group Company (“Rajax IP”) without any conflict with or infringement of the rights of any other Person. Section 19(i) of the Rajax Disclosure Schedule sets forth a complete and accurate list of all Rajax Registered IP for each Rajax Group Company, including for each the relevant name or description, registration/certification or application number, and filing, registration or issue date.

(ii)    IP Ownership. Except for those disclosed in Section 19(ii) of the Rajax Disclosure Schedule, all Rajax Registered IP is owned by and registered or applied for in the name of a Rajax Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Rajax Group Company or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Rajax Owned IP to be invalid, unenforceable or not subsisting. No Rajax Group Company has entered into any agreement with a Governmental Entity or a university, college, other educational institution, start-up incubator or entities with similar nature, or research center which would grant such entities a legal basis to claim the interests or ownership in and to any Rajax Owned IP. No material Rajax Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other Person. No Rajax Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Rajax Group Company to grant or offer to any Person any license or right to any material Rajax Owned IP. Except for those disclosed in Section 19(ii) of the Rajax Disclosure Schedule, no Rajax Owned IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Rajax Group Company’s products or services, by any Rajax Group Company, or (b) may affect the validity, use or enforceability of such Rajax Owned IP. Each Rajax Principal has assigned and transferred to a Rajax Group Company any and all of his Intellectual Property related to the Business. No Rajax Group Company has (a) transferred or assigned any material Rajax IP; (b) authorized the joint ownership of, any material Rajax IP; or (c) permitted the rights of any Rajax Group Company in any material Rajax IP to lapse or enter the public domain.

(iii)    Infringement, Misappropriation and Claims. To the Knowledge of Rajax, except as disclosed in Section 19(iii) of the Rajax Disclosure Schedule, no Rajax Group Company has violated, infringed or misappropriated in any material respect any Intellectual Property of any other Person, nor has any Rajax Group Company received any written notice alleging any of the foregoing. To the Knowledge of Rajax, except as disclosed in Section 19(iii) of the Rajax Disclosure Schedule, no Person has violated, infringed or misappropriated any material Rajax IP of any Rajax Group Company, and no Rajax Group Company has given any written notice to any other Person alleging any of the foregoing. Except as disclosed in Section 19(iii) of the Rajax Disclosure Schedule, no Person has challenged the ownership or use of any material Rajax IP by a Rajax Group Company. Except as disclosed in Section 19(iii) of the Rajax Disclosure Schedule, no Rajax Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

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(iv)    Assignments and Prior IP. All material inventions and material know-how conceived by the Rajax Principals related to the business of such Rajax Group Company are currently owned exclusively by a Rajax Group Company. Except as disclosed in Section 19(iv) of the Rajax Disclosure Schedule, all employees, contractors, agents and consultants of a Rajax Group Company who are or were specifically employed or engaged in the creation of any Intellectual Property for such Rajax Group Company as well as all directors of each Rajax Group Company have executed an assignment of inventions agreement that vests in a Rajax Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. All employee inventors of Rajax Owned IP have received reasonable reward and remuneration from a Rajax Group Company for his/her service inventions or service technology achievements in accordance with the applicable Laws of the PRC. To the Knowledge of Rajax and except for those disclosed in Section 19(iv) of the Rajax Disclosure Schedule, it will not be necessary to utilize any Intellectual Property of any such Persons made prior to their employment by a Rajax Group Company, except for those that are exclusively owned by a Rajax Group Company, and none of such Intellectual Property has been utilized by any Rajax Group Company. To the Knowledge of Rajax, none of the employees, consultants or independent contractors, currently or previously employed or otherwise engaged by any Rajax Group Company, (a) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Rajax Group Company or to any other Persons (including but not limited to former employers, if any), or (b) is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Rajax Group Companies or that would conflict with the business of such Rajax Group Company as presently conducted.

(v)    Protection of IP. Each Rajax Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard material Rajax IP and made all applicable filings, registrations and payments of fees in connection with the foregoing. To the extent that any Rajax IP has been developed or created independently or jointly by an independent contractor or other third party entrusted by any Rajax Group Company, such Rajax Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

20.    Labor and Employment Matters.

(i)    Except for those disclosed in Section 20(i) of the Rajax Disclosure Schedule, each Rajax Group Company has complied in all material respects with all applicable Laws related to labor or employment, including provisions thereof relating to wages, hours, working conditions, benefits, retirement, social welfare, equal opportunity and collective bargaining. There is not pending or to the Knowledge of Rajax threatened, and there has not been since the incorporation of each Rajax Group Company, any Action relating to the violation or alleged violation of any applicable Laws by such Rajax Group Company related to labor or employment, including any charge or complaint filed by an employee with any Governmental Entity or any Rajax Group Company.

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(ii)    Except for those disclosed in Section 20(ii) of the Rajax Disclosure Schedule, no Liability has been or is expected to be incurred by any Rajax Group Companies under or pursuant to any applicable Laws relating to any Benefit Plan or individual employment compensation agreement, and, to the Knowledge of Rajax, no event, transaction or condition has occurred or exists that would result in any such Liability to any Rajax Group Companies. Each of the Benefit Plans listed in Section 20(ii) of the Rajax Disclosure Schedule is and has at all times been in compliance in material respects with all applicable Laws (including without limitation, SAFE Rules and Regulations, if applicable), and all contributions to, and payments for each such Benefit Plan have been timely made. There are no pending or, to the Knowledge of Rajax, threatened Actions involving any Benefit Plan listed in Section 20(ii) of the Rajax Disclosure Schedule (except for claims for benefits payable in the normal operation of any Benefit Plan). Each Rajax Group Company maintains, and has fully funded, each Benefit Plan and any other labor-related plans if it is required by Law or by Contract to maintain and fully fund such Benefit Plan or other labor-related plan. Except for those disclosed in Section 20(ii) of the Rajax Disclosure Schedule, each Rajax Group Company is in compliance in all material respects with all Laws and Contracts relating to its provision of any form of social insurance, and has paid, or made provision for the payment of, all social insurance contributions required under applicable Laws and Contracts.

(iii)    There has not been, and there is not now pending or, to the Knowledge of Rajax, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Rajax Group Company. No Rajax Group Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral Contract, commitment or arrangement with any labor union or any collective bargaining agreements.

(iv)    Section 20(iv) of the Rajax Disclosure Schedule sets forth the names and titles of all of the Rajax Key Employees of Rajax as of the date hereof. Each Rajax Key Employee is currently devoting all of his or her business time to the conduct of the business of the applicable Rajax Group Company. No Rajax Principal is subject to any covenant restricting him/her from working for any Rajax Group Company, and to the Knowledge of Rajax, no Rajax Key Employee (other than the Rajax Principals) is subject to any covenant restricting him/her from working for any Rajax Group Company. No Rajax Principal is prohibited by any Contract or any Governmental Order from being employed by, or contracting with, such Rajax Group Company, and to the Knowledge of Rajax, no Rajax Key Employee (other than the Rajax Principals), is prohibited by any Contract or any Governmental Order from being employed by, or contracting with, such Rajax Group Company. No Rajax Group Company has received any notice alleging that any such violation has occurred. No Rajax Key Employee is currently working or, to the Knowledge of Rajax, plans to work for any other Person that competes with any Rajax Group Company, whether or not such individual is or will be compensated by such Person. No Rajax Key Employee or any group of employees of any Rajax Group Company has given any notice of an intent to terminate their employment with any Rajax Group Company, nor does any Rajax Group Company have a present intention to terminate the employment of any Rajax Key Employee or any group of employees.

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21.    Internal Controls. Each Rajax Group Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Standards and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and no Rajax Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business.

22.    Insolvency. As of the date of this Agreement, (i) the aggregate assets, at a fair valuation, of each Rajax Group Company will exceed the aggregate debt of each such entity, as the debt becomes absolute and matures; and (ii) each Rajax Group Company will not have incurred or intended to incur debt beyond its ability to pay such debt as such debt becomes absolute and matures. There has not been commenced against any Rajax Group Company an involuntary case under any applicable national, provincial, city, local or foreign bankruptcy, insolvency, receivership or similar laws now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such person or for any substantial part of its property or for the winding up or liquidation of its affairs.

23.    Insurance. Expect as for those disclosed in Section 23 of the Rajax Disclosure Schedule, none of any Rajax Group Company purchases or maintains any insurance or bond with respect to its operation of the business.

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Schedule 7

Required Xiaodu Approvals

(A)	An affirmative vote of shareholders representing two-thirds or more of the votes of Xiaodu Shares present and voting in person or by proxy as a single class at Xiaodu shareholders meeting by way of a special resolution, authorizing and approving this Agreement, the Merger, the Plan of Merger and the transactions contemplated hereby (the “Xiaodu Special Resolution”).

(B)	A written consent signed by holders of at least eighty percent (80%) of all the issued and outstanding preferred shares of Xiaodu voting as a single class, authorizing and approving this Agreement, the Merger, the Plan of Merger and the transactions contemplated hereby (the “Xiaodu Written Consent”).

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Schedule 8

Required Rajax Approvals

(A)	A written resolutions of the sole shareholder of Rajax Merger Sub authorizing and approving this Agreement, the Merger, the Plan of Merger and the transactions contemplated hereby.

(B)	An affirmative vote by the holders of shares of Rajax representing at least fifty percent (50%) of the aggregate voting power of all the issued and outstanding preferred shares of Rajax (voting together as a single class) and by the holders of Rajax shares representing at least fifty percent (50%) of the aggregate issued and outstanding ordinary shares of Rajax held by the Rajax Principal HoldCos, authorizing and approving this Agreement, the issuance of Rajax G-1 Shares and the transactions contemplated hereby.

(C)	A written consent and waiver in accordance with its articles of association and its shareholders agreement, authorizing and approving (and waiving any pre-emptive rights where applicable and waiving the deeming of a Deemed Liquidation Event (as defined in the Rajax Amended Memorandum and Articles) as a liquidation, dissolution or winding up of Rajax) this Agreement, the issuance of Rajax G-1 Shares and the transactions contemplated hereby.

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